SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Alere Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                , 2012

Dear Fellow Stockholder:

You are cordially invited to attend Alere Inc.’s Annual Meeting of Stockholders on Wednesday, July 11, 2012 at 12:30 p.m., local time, at our corporate headquarters located at 51 Sawyer Road, Suite 200, Waltham, MA 02453.

In addition to the matters described in the attached proxy statement, after the meeting we will report on our activities for our fiscal year ended December 31, 2011. You will have an opportunity to ask questions and to meet your directors and executives.

We are pleased to be able to offer to our stockholders the option to access our proxy materials on the Internet. We believe this option will be preferred by many of our stockholders, as it allows us to provide our stockholders the information they need in a convenient and efficient format.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Accordingly, please review our proxy materials and request a proxy card to sign, date, and return or submit your proxy or voting instruction card, as applicable, by telephone or through the Internet. Instructions for voting are included in the Notice of Internet Availability of Proxy Materials that you received and on the proxy card. If you attend the meeting and prefer to vote at that time, you may do so.

We look forward to seeing you at the meeting. Your vote is important to us.

Cordially,

Ron Zwanziger

Chairman, Chief Executive Officer and President

This proxy statement and the form of proxy are first being sent or given to stockholders on or about June 1, 2012 pursuant to rules adopted by the Securities and Exchange Commission.

ALERE INC.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, July 11, 2012
Time:	12:30 p.m., local time
Place:	Alere Inc. 51 Sawyer Road, Suite 200 Waltham, MA 02453

Purpose:

1.	Vote upon the election of Carol R. Goldberg, James Roosevelt, Jr. and Ron Zwanziger as Class II Directors to serve until the 2015 annual meeting of stockholders;

2.	Approve an amendment to Alere Inc.’s Amended and Restated Certificate of Incorporation, as amended, to declassify the Board of Directors;

3.	Approve an increase to the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan by 2,000,000, from 3,153,663 to 5,153,663;

4.	Approve option grants to certain executives; provided that, even if this proposal is approved by our stockholders, we do not intend to implement this proposal unless Proposal 3 is also approved;

5.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012;

6.	Hold an advisory vote on executive compensation; and

7.	Conduct such other business as may properly come before the annual meeting and at any adjournment or postponement thereof.

Only stockholders of record on May 17, 2012 may vote at the annual meeting and at any adjournment or postponement thereof. We will begin mailing the Notice of Internet Availability of Proxy Materials on or before June 1, 2012. Our proxy materials, including this proxy statement and our 2011 Annual Report, which includes financial statements for the year ended December 31, 2011, will also be available on or before June 1, 2012 on the website referred to in the Notice of Internet Availability of Proxy Materials.

Our Board of Directors unanimously recommends you vote “FOR” each of the proposals presented to you in this proxy statement.

Your vote is important. Please cast your vote by mail, telephone or over the Internet by following the instructions included in the Notice of Internet Availability of Proxy Materials and on your proxy card.

Ellen Chiniara, Esq.

Secretary

            , 2012

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                , 2012

ALERE INC.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alere Inc. for use at our 2012 Annual Meeting of Stockholders to be held on Wednesday, July 11, 2012, at 12:30 p.m., local time, at our corporate headquarters located at 51 Sawyer Road, Suite 200, Waltham, MA 02453, and at any adjournments or postponements of the annual meeting. References in this proxy statement to “us,” “we,” “our” and “Company” refer to Alere Inc., except where otherwise indicated, such as in the “Compensation Committee Report” and the “2011 Audit Committee Report.”

General Information

Delivery of Proxy Materials

We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and our annual report) on the Internet pursuant to rules adopted by the Securities and Exchange Commission, or the SEC. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include the proxy card for the annual meeting. The Notice that you received via mail provides instruction for accessing the current proxy materials on the Internet, requesting a printed copy of the proxy materials, establishing your future preferences for proxy material delivery and casting your vote via the Internet. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by July 1, 2012.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice and may also request a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of your request. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election until you notify us otherwise, except as otherwise permitted by law.

Who May Vote

Holders of our common stock, as recorded in our stock register at the close of business on May 17, 2012, may vote at the annual meeting on matters properly presented at the meeting. As of that date, there were             shares of our common stock outstanding, each of which is entitled to cast one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the meeting at the principal executive offices of the Company at 51 Sawyer Road, Suite  200, Waltham, MA 02453.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view your proxy materials for the annual meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.

If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. We may send you proxy materials by other means if otherwise permitted by law. Choosing to receive your future proxy materials by email will save us the cost of producing and mailing these documents.

How to Vote

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the website identified on the Notice or on your proxy card, or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically or by telephone, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How Proxies Work

Our Board of Directors, or the Board, is asking for your proxy. Giving us your proxy means you authorize our designated proxy holders, Ron Zwanziger and Ellen Chiniara (or their substitutes), to vote your shares at the meeting, and at any adjournment or postponement thereof, in the manner you direct. With respect to the election of directors, you may vote for all, some or none of our nominees for director. With respect to the other proposals, you may vote for or against the proposal or abstain from voting.

Your shares will be voted at the annual meeting as directed by your electronic proxy, the instructions on your proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically or by telephone, (3) we received your proxy prior to the annual meeting and (4) you did not revoke your proxy prior to or at the meeting.

If you authorize your proxy electronically or by telephone or send a properly executed proxy without specific voting instructions, the designated proxy holders will vote your shares in favor of the election of our nominees for director and in favor of the other proposals for which our Board has made a recommendation.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a stockholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the designated proxy holders will vote your shares according to their best judgment.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone. We pay all of the costs of this proxy solicitation. We also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also engaged Alliance Advisors, LLC to assist us with the solicitation of proxies, and we expect to pay Alliance Advisors, LLC approximately $6,000 for its services, plus out-of-pocket expenses incurred during the course of its work.

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	voting again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the meeting; or

•	notifying our corporate Secretary of the revocation in writing.

If you hold your shares in street name, you should follow the instructions you receive from your broker or other nominee to revoke your proxy.

Quorum

In order to carry on the business of the meeting, we must have a quorum. Under our bylaws, this means at least a majority of the shares outstanding on the record date and entitled to vote must be present in person or represented by proxy at the meeting.

Proxies marked as abstaining or withheld, limited proxies and proxies containing broker non-votes with respect to any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast on such matter. A “broker non-vote” is a proxy submitted by a broker or other nominee holding shares on behalf of a client in which the broker or other nominee indicates that it does not have discretionary authority to vote such shares on a particular matter.

Vote Required

Each proposal sets forth the vote required for approval of the matter.

Dissenter’s Rights

Under Delaware law, you will not have dissenter’s, appraisal or other similar rights with respect to any of the proposals set forth in this proxy statement.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one Notice, annual report and proxy statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice, known as “householding,” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate Notice, annual report or proxy statement, we will promptly deliver a separate copy to any stockholder upon written or oral request to Doug Guarino at Alere Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453, by telephone at (781) 647-3900 or by e-mail at doug.guarino@alere.com. Stockholders can also contact Doug Guarino in this manner to indicate that they wish to receive separate Notices, annual reports and proxy statements, as applicable, in the future or to request that we send only a single copy of the Notice, annual report and proxy statement to stockholders sharing an address who are currently receiving multiple copies.

Corporate Governance

The Board of Directors

Our Board of Directors currently consists of ten members who are divided into three classes as follows: three Class I Directors (John F. Levy, Jerry McAleer, Ph.D. and John A. Quelch, D.B.A.), three Class II Directors (Carol R. Goldberg, James Roosevelt, Jr. and Ron Zwanziger) and four Class III Directors (Eli Y. Adashi, M.D., Robert P. Khederian, David Scott, Ph.D. and Peter Townsend). The members of each class serve until the third annual meeting of stockholders after their election and, at each annual meeting of stockholders, one class of directors is elected to succeed the directors of the same class whose terms are expiring. The current terms of the Class I Directors, Class II Directors and Class III Directors will expire at the annual meetings of stockholders held in 2014, 2012 and 2013, respectively. Please see “Proposal 2—Approval of a Proposal to Amend our Certificate of Incorporation to Declassify the Board of Directors” beginning on page 8 of this proxy statement for our proposal to declassify our Board of Directors. If our stockholders approve this proposal, directors elected by stockholders after the 2012 annual meeting of stockholders will serve until the next annual meeting of stockholders after their election. The Board has determined that the following directors are independent under the rules of the New York Stock Exchange, or NYSE: Dr. Adashi, Ms. Goldberg, Mr. Khederian, Mr. Levy, Dr. Quelch, Mr. Roosevelt and Mr. Townsend.

The Board held eight meetings during the fiscal year 2011. We have no formal policy regarding Board members’ attendance at annual meetings of stockholders. Last year, seven members of the Board attended our annual meeting of stockholders.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the NYSE’s listing standards for such committees. All three committees operate pursuant to written charters, which are posted on the Corporate Governance page on our website at www.alere.com. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines, which are also available on the Corporate Governance page on our website.

The Audit Committee

The Audit Committee consists of Mr. Levy, its Chairperson, Mr. Khederian and Mr. Townsend. Among other things, the Audit Committee oversees our accounting and financial reporting processes, including the selection, retention and oversight of our independent registered public accounting firm and the pre-approval of all auditing and non-auditing services provided by our independent registered public accounting firm. The Audit Committee’s 2011 Audit Committee Report is included in this proxy statement beginning on page 48. The Board has determined that Mr. Levy is an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee held eight meetings during 2011.

The Compensation Committee

The Compensation Committee consists of Ms. Goldberg, its Chairperson, Dr. Adashi and Mr. Khederian. The Compensation Committee develops and implements executive officer and director compensation policies and plans that provide incentives intended to promote our long-term strategic plans and that are consistent with our culture and the overall goal of enhancing enduring stockholder value. Under its charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee, but to date it has not chosen to do so. During 2011, the Compensation Committee held nine meetings. The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in this proxy statement begins on page 32. Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process. In addition, the Compensation Committee’s role in establishing director compensation is described in more detail under “Compensation of Directors” beginning on page 45 of this proxy statement.

The Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Quelch, its Chairperson, Mr. Levy and Mr. Roosevelt. The Nominating and

Corporate Governance Committee is charged with recommending nominees for election to the Board, overseeing the selection and composition of committees of the Board, developing and recommending corporate governance principles and overseeing our continuity planning process. The Nominating and Corporate Governance Committee conducts inquiries into the backgrounds and qualifications of possible director candidates and has the authority to retain any search firm or other advisors to assist in identifying candidates to serve as directors. The Nominating and Corporate Governance Committee has established a policy with regard to the consideration of director candidates recommended by holders of our voting stock. The material elements of this policy are set forth and discussed below under “Stockholder Proposals” beginning on page 50, and the full policy can be viewed on the Corporate Governance page of our website at www.alere.com. Pursuant to the committee’s charter, in identifying and evaluating director candidates, including candidates proposed or recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. While the Company does not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s discussions and decisions. The Nominating and Corporate Governance Committee considers diversity with respect to viewpoints, accomplishments, skills, experiences and community involvement, among other factors such as gender, race, national origin and age, in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and whether the candidate would bring a unique perspective to the Board, which is consistent with the committee’s goal of creating a board of directors that best serves our needs and the interests of our stockholders. During 2011, the Nominating and Corporate Governance Committee held two meetings.

Executive Sessions

The non-management directors meet at regularly scheduled executive sessions without management participation, generally in connection with regularly scheduled Board meetings. At each such session, the non-management directors select a director to preside over such session.

Board Leadership Structure and Role in Risk Oversight

The Board has determined that a board leadership structure featuring a single leader as Chairman and Chief Executive Officer, or CEO, best serves our interests and those of our stockholders. The combined role promotes consistent and unified leadership, timely decision-making, strategy development and execution and effective management of company resources. The combined role also facilitates information flow between management and the Board. Combining the roles of Chairman and CEO makes clear that the individual serving in these roles has primary responsibility for managing our business, under the oversight and review of the Board. The CEO is the individual with primary responsibility for implementing our strategy, directing the work of other executive officers and leading implementation of our strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to stockholders, and enables the CEO to act as the key link between the Board and other members of management.

We do not have a lead independent director, but our non-management directors regularly meet in executive session without management present, generally in connection with regularly scheduled meetings of the Board. Prior to each meeting in executive session, a presiding director is selected by the non-management directors. All of the directors on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors.

Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that our risk management processes are adequate and functioning as designed. The Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each report at the next meeting of the Board all significant items discussed at each committee meeting, which includes a discussion of any items relating to risk oversight. The Compensation Committee assists the Board in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention. The Audit Committee assists the Board in its risk oversight function by reviewing our system of disclosure controls and procedures and our internal control over financial reporting. The Nominating and Corporate Governance Committee assists the Board in its risk oversight function by managing risks associated with director candidate selection, governance and succession matters.

Communications with the Board

Stockholders and interested parties wishing to communicate with the Board or any director or group of directors (including only the non-management directors) should direct their communications to: Secretary, Alere Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453. Stockholder communications must state the number of shares of our stock beneficially owned by the stockholder sending the communication. The Secretary will forward the stockholder or interested-party communication to the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

Code of Ethics

Our Board has adopted a code of ethics that applies to all of our employees and agents worldwide, including our chief executive officer, our chief financial officer, our principal accounting officer or controller, other executive officers and the members of the Board. Known as the Alere Inc. Business Conduct Guidelines, this code of ethics is posted in its entirety on the Corporate Governance page of our website at www.alere.com. We intend to make required disclosures of amendments to our code of ethics, or waivers of a provision of our code of ethics, on the Corporate Governance page of our website.

Proposal 1

Election of Directors

At the 2012 annual meeting, the term of the Class II Directors will expire. The Board proposes, at the recommendation of the Nominating and Corporate Governance Committee, that at the 2012 annual meeting of stockholders the following nominees be elected as Class II Directors:

Carol R. Goldberg

James Roosevelt, Jr.

Ron Zwanziger

As noted above, each of these nominees is currently serving as a member of the Board. The proxies granted by stockholders will be voted individually at the annual meeting for the election of these three nominees. In the event that Ms. Goldberg, Mr. Roosevelt or Mr. Zwanziger shall be unable to serve, it is intended that the proxy will be voted for any replacements nominated by the Board. Ms. Goldberg, Mr. Roosevelt and Mr. Zwanziger have indicated that they will serve on the Board, if elected. For information regarding these nominees, see “Information Regarding Nominees, Other Directors and Executive Officers” beginning on page 23 of this proxy statement.

Vote Required

The Class II Directors must be elected by a plurality of the votes properly cast at the annual meeting. This means that the three nominees receiving the highest number of FOR votes will be elected as Class II Directors. Votes may be cast FOR or WITHHELD FROM each nominee. Votes that are WITHHELD FROM the nominees will be excluded entirely from the vote and will have no effect.

Furthermore, if you are a holder of record and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect. If you hold your shares through a broker, bank or other nominee (i.e., in “street name”) and you do not instruct your broker or other nominee how to vote your shares with respect to the election of directors, any broker or nominee subject to the NYSE rules will be prohibited by those rules from voting your shares in the election of directors. Instead, the votes represented by your shares will be counted as “broker non-votes,” will be excluded entirely from the vote and will have no effect on the election of directors.

Recommendation

The Board unanimously recommends a vote FOR the election of the nominees listed above.

Proposal 2

Approval of a Proposal to Amend our Certificate of Incorporation to Declassify
the Board of Directors

Introduction

Our Board is submitting for stockholder approval a proposal to amend our Amended and Restated Certificate of Incorporation to phase in the declassification of our Board and provide for the election of directors for terms expiring at the next annual meeting of stockholders, rather than at the third annual meeting of stockholders after election. We refer to this proposal as the Declassification Proposal. Our Board has unanimously recommended that stockholders vote in favor of the Declassification Proposal.

Our Board is currently divided into three classes, and each year members of one class are elected to serve for staggered terms expiring at the third annual meeting of stockholders after election. Proponents of classified boards argue that they provide continuity and stability to a board of directors, encourage directors to have a long-term perspective and improve a company’s negotiating position in the event of a hostile takeover attempt. For example, having a classified board may force an entity seeking to obtain control of a company to negotiate with the board because the entity cannot replace the entire board in a single election. Opponents of classified boards argue, on the other hand, that they reduce the accountability of directors to the stockholders of a company and breed an atmosphere that serves to protect the interests of management at the expense of stockholders. Moreover, corporate governance standards continue to evolve, and many investors and commentators believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies.

In making its recommendation, our Board carefully considered the advantages of both classified and declassified board structures and considered comments from our stockholders. The Board determined that the advantages to our stockholders of annual director elections for all directors outweigh the advantages of a classified board. Consequently, the Board concluded that the Declassification Proposal is in the best interests of Alere and its stockholders.

If the Declassification Proposal is approved by the stockholders at this Annual Meeting, the declassification of our Board will be phased in over a period of years. Commencing with the class of directors standing for election at our 2013 Annual Meeting of Stockholders, directors will stand for election for terms expiring at the next succeeding annual meeting. Directors who are elected at this Annual Meeting, whose election will occur under the terms of our existing Amended and Restated Certificate of Incorporation and whose terms will therefore expire in 2015, and the directors who were elected at our 2011 Annual Meeting of Stockholders, whose terms expire in 2014, will continue to hold office until the end of the terms for which they were elected. Beginning with our 2015 Annual Meeting of Stockholders, all directors will be elected annually. Any director elected to fill any vacancy in the Board will hold office until the next succeeding annual meeting of stockholders. In all cases, each director will hold office until his or her successor has been duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.

Delaware corporate law provides that members of a classified board of directors may be removed only for cause, unless otherwise provided in the certificate of incorporation. At present, our Amended and Restated Certificate of Incorporation provides that our directors can be removed only for cause, and only by the affirmative vote of the holders of 75% or more of the shares of our outstanding capital stock then entitled to vote at an election of directors. In order to comply with Delaware law, if the Declassification Proposal is approved by our stockholders, our Amended and Restated Certificate of Incorporation would also be amended to provide that, as the Board becomes declassified, directors may be removed, with or without cause, by the affirmative votes of the holders of a majority of the shares of our outstanding capital stock then entitled to vote at an election of directors. The removal of directors who are in office immediately before the 2013 Annual Meeting of Stockholders whose term expires at the Annual Meeting of Stockholders in calendar year 2014 or calendar year 2015 would continue to be subject to removal under the standards currently in effect under our Amended and Restated Certificate of Incorporation until the 2015 Annual Meeting of Stockholders.

Approval of the Declassification Proposal will result in the amendment of Article VI of our Amended and Restated Certificate of Incorporation as shown in Appendix A, which is incorporated by reference in this proxy statement. We urge you to review Appendix A carefully because this summary may not contain all of the information about this amendment that may be important to you. If the Declassification Proposal is not approved, the Board of Directors will remain classified and the proposed changes to Article VI will not be adopted.

Vote Required

If a quorum is present, the affirmative vote of 75% of the outstanding shares of common stock entitled to vote is required to approve the Declassification Proposal. Votes may be cast for or against the Declassification Proposal or holders may abstain from voting; abstentions and broker non-votes will have the same effect as votes against the proposal.

Recommendation

The Board unanimously recommends that stockholders vote FOR the Declassification Proposal.

Proposal 3

Approval of An Increase in the Number of Shares of Common Stock Available for
Issuance Under the 2010 Stock Option and Incentive Plan

Introduction

The Board has adopted and is seeking stockholder approval of an amendment to the 2010 Stock Option and Incentive Plan to increase the number of shares of common stock that are available to be issued under the plan from 3,153,663 shares to 5,153,663 shares (subject to adjustment for stock splits, stock dividends and similar events). Of the 3,153,663 shares of common stock authorized for issuance under the 2010 Stock Option and Incentive Plan, only 469,430 shares remained available for future grants or awards as of May 11, 2012. While some additional shares may become available under the 2010 Stock Option and Incentive Plan through employee terminations, this number is not expected to be significant.

The Board recommends this action in order to enable us to continue to provide equity compensation to attract and retain talented personnel, especially in the event of future acquisitions and anticipated future growth. The Board believes that stock options and other forms of equity compensation promote growth and provide a meaningful incentive to employees of successful companies.

As of May 11, 2012 there were 80,370,517 shares of our common stock outstanding. The increase of 2,000,000 shares of common stock available for grant under the 2010 Stock Option and Incentive Plan will result in additional potential dilution of our outstanding stock. Based solely on the closing price of our common stock on May 11, 2012 of $19.02 per share, the aggregate market value of the additional 2,000,000 shares of common stock to be reserved for issuance under the 2010 Stock Option and Incentive Plan would be $38,040,000.

The following is a summary of the material terms of the 2010 Stock Option and Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the 2010 Stock Option and Incentive Plan. Stockholders are urged to read the actual text of the 2010 Stock Option and Incentive Plan, as proposed to be amended, which is set forth as Appendix B to this proxy statement, in its entirety.

Summary of the 2010 Stock Option and Incentive Plan, as Amended

Administration.    The 2010 Stock Option and Incentive Plan, or the 2010 Plan, provides for administration by the Board or by a committee of not fewer than two independent directors, referred to as the “administrator,” provided that, for purposes of awards to directors and officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, the administrator shall be deemed to include only directors who are independent directors and for purposes of performance-based awards, the administrator shall be a committee of the Board composed of two or more outside directors, as appointed by the Board from time to time. The Board of Directors serves as the primary administrator of the 2010 Plan.

The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Plan. The administrator may permit common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals.

Eligibility and Limitations on Grants.    All of our officers, employees, directors, consultants and other key persons (including prospective employees) are eligible to participate in the 2010 Plan, subject to the discretion of the administrator. As of April 30, 2012, we had approximately 12,200 employees, excluding temporary and contract employees, and seven non-employee directors. The number of consultants and other key persons eligible to participate in the 2010 Plan varies from time to time. In no event may any one participant receive options or stock appreciation rights with respect to more than 1,000,000 shares of common stock, subject to adjustment for stock splits, stock dividends and similar events, during any one calendar year. The 2010 Plan provides that different types of awards will count differently against the total number of shares available. Each share subject to a full value award settled in stock, other than an award that is a stock option or other award that requires the grantee to purchase shares for an amount not less than their fair market value at the time of grant, is counted against the overall share limitation as three shares. Each share subject to all other awards are counted against the overall share limitation as one share.

Stock Options.    Options granted under the 2010 Plan may be either incentive stock options, referred to as “incentive options,” within the definition of Section 422 of the Internal Revenue Code, or non-qualified stock options, referred to as “non-qualified options.” Options granted under the 2010 Plan will be non-qualified options if they fail to meet the Internal Revenue Code definition of incentive options, are granted to a person not eligible to receive incentive options under the Internal Revenue Code, or otherwise so provide. Incentive options may be granted only to our officers or other employees or those of our subsidiaries. Non-qualified options may be granted to persons eligible to receive incentive options and to non-employee directors, consultants and other key persons.

Other Option Terms.    The administrator has the authority to determine the terms of options granted under the 2010 Plan. Options are granted with an exercise price that is not less than the fair market value of our common stock on the date of the option grant. In addition, the repricing of stock options granted under the 2010 Plan is not permitted without stockholder approval.

The life of each option will be fixed by the administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the administrator; provided that the administrator may not accelerate the exercisability of options or stock appreciation rights, other than by reason of, or in connection with, the death, disability or retirement of the optionee, the termination without cause of the optionee’s employment or a change of control of the Company, if the number of options and stock appreciation rights so accelerated when combined with the number of unrestricted stock awards granted would exceed 10% of the maximum number of shares issuable under the 2010 Plan. In general, unless otherwise permitted by the administrator, no option granted under the 2010 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the 2010 Plan may be exercised for cash or by the transfer to us of shares of common stock which are not then subject to restrictions under the 2010 Plan or any other stock plan that we maintain, and which have a fair market value equivalent to the option exercise price of the shares being purchased. Such options may also be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us on behalf of the optionee. In addition, non-qualified options granted under the 2010 Plan may be exercised under a “net exercise” arrangement between the Company and the optionee pursuant to which the number of shares of common stock issued upon exercise of the option will be reduced by a number of shares with an aggregate fair market value equal to the aggregate exercise price of the option.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Appreciation Rights.    The administrator may award stock appreciation rights to participants subject to such terms and conditions as the administrator may determine. The exercise price for a stock appreciation right shall not be less than the fair market value of our common stock on the date of grant and the term of a stock appreciation right may not be longer than ten years. A stock appreciation right is an award entitling the recipient to receive shares of stock having a value on the date of exercise calculated as follows: (i) the grant date exercise price of one share of common stock is (ii) subtracted from the fair market value of one share of common stock on the date of exercise and (iii) the difference is multiplied by the number of shares of common stock with respect to which the stock appreciation right shall have been exercised.

Restricted Stock Awards.    The administrator may grant or sell shares of common stock to any participant subject to such conditions and restrictions as the administrator may determine. The shares may be sold for a price determined by the administrator. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with us through a specified vesting period. The vesting period shall be determined by the administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions, including the participant’s continued employment with us. Restricted stock with a time-based restriction may become vested incrementally over such three-year period. If the applicable performance goals and other restrictions are not attained, or if the participant’s employment with us terminates for any reason, we will have the right to repurchase restricted stock that has not vested at its original purchase price (if any) from the participant or the participant’s legal representative.

Unrestricted Stock Awards.    The administrator may also grant shares of common stock which are free from any restrictions under the 2010 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant. The aggregate number of unrestricted stock awards that may be granted under the plan, when combined with stock underlying options and stock appreciation rights that are accelerated other than by reason of, or in connection with, death, disability or retirement of the participant, the termination without cause of the participant’s employment or a change of control of the Company, may not exceed 10% of the maximum number of shares issuable under the plan.

Restricted Stock Units.    The administrator may also award phantom stock units to participants as restricted stock units. The restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The vesting period shall be determined by the administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions, including the participant’s continued employment with us.

Restricted stock units with a time-based restriction may become vested incrementally over such three-year period. During the vesting period, subject to terms and conditions imposed by the administrator, the restricted stock units may be credited with dividend equivalent rights with respect to the phantom stock units underlying the restricted stock units. Subject to the consent of the administrator and in accordance with the requirements of Section 409A of the Internal Revenue Code, a participant may make an advance election to receive a portion of his cash compensation otherwise due in the form of restricted stock units. If the participant’s employment with the Company terminates for any reason, the participant’s right in all restricted stock units that have not vested shall automatically terminate.

Performance Share Awards.    The administrator may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of individual or company performance goals and such other conditions as the administrator shall determine. The periods during which performance is to be measured shall not be, in the aggregate, less than one year.

Dividend Equivalent Rights.    The administrator may grant dividend equivalent rights, which entitle the recipient to receive credits for dividends that would be paid if the grantee held specified shares of common stock. Dividend equivalent rights may be settled either in cash or shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award.

Performance-Based Awards.    Grants of performance-based awards enable us to treat restricted stock awards, restricted stock units and performance share awards granted under the 2010 Plan to covered persons, as defined in Section 162(m) under the Internal Revenue Code, as “performance-based compensation” under Section 162(m) and preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the administrator for the period are satisfied. These pre-established performance goals may include: earnings before interest, taxes, depreciation and amortization; net income or loss (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; cash flow; funds from operations or similar measure; sales or revenue; acquisitions or strategic transactions; operating income or loss; return on capital, assets, equity, or investment; total stockholder returns or total returns to stockholders; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings per share of stock; or lease up performance, net operating income performance or yield on development or redevelopment communities—any of which may be measured either in absolute terms with or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for that period. The maximum performance-based award payable to any employee under the plan for a performance cycle is 200,000 shares of our common stock, subject to adjustment for stock splits, stock dividends and similar events.

Section 409A Awards.    To the extent that any award granted under the 2010 Plan is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, the administrator shall impose additional rules and requirements as may be necessary in order to comply with Section 409A. In this regard, if any amount under an award subject to Section 409A is payable upon a “separation from service” (within the meaning of Section 409A) to a participant who is then considered a “specified employee” (also within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the participant’s separation from service, or (ii) the participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. The settlement of any Section 409A award may not be accelerated or postponed except to the extent permitted by Section 409A.

Change of Control Provisions.    The 2010 Plan provides that in the event of a “change of control” as defined in the 2010 Plan, all stock options will automatically become fully exercisable and the restrictions and conditions on all other awards will automatically be deemed waived, unless otherwise provided in the applicable award agreement.

Adjustments for Stock Dividends, Mergers, etc.    The 2010 Plan authorizes the administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2010 Plan and to any outstanding awards to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of our Company, the 2010 Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or awards. Before any outstanding stock options or other awards terminate, the option holders will have an opportunity to exercise their outstanding options, and holders of other awards will receive a cash or in kind payment of such appropriate consideration as determined by the administrator in its sole discretion after taking into account the consideration payable per share of common stock pursuant to the business combination. The administrator may adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the administrator that such adjustment is appropriate to avoid distortion in the operation of the 2010 Plan, provided that no such adjustment shall be made in the case of an incentive stock option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code.

Amendments and Termination.    Subject to requirements of law or the rules of any stock exchange, the Board may at any time amend or discontinue the 2010 Plan and the administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent. To the extent required by the Internal Revenue Code to ensure that options granted under the 2010 Plan qualify as incentive options or that compensation earned under the options granted under the 2010 Plan qualifies as performance-based compensation under the Internal Revenue Code, plan amendments shall be subject to approval by our stockholders.

Forfeiture of Awards under Sarbanes-Oxley Act.    If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under state or federal securities laws, then, to the extent required by law, any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse us for the amount of any award received by that individual under the 2010 Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, of the financial document embodying such financial reporting requirement.

Material Federal Income Tax Consequences

The following discussion describes the material federal income tax consequences of transactions under the 2010 Plan. It does not describe all federal tax consequences under the 2010 Plan, nor does it describe state or local tax consequences.

Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and we will not have a deduction for federal corporate income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, a “disqualifying disposition” occurs, and generally the optionee will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and we will be entitled to deduct such amount. Special rules apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment, or one year in the case of termination of employment by reason of disability. In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-qualified Options.    With respect to non-qualified options under the 2010 Plan, no income is realized by the optionee at the time the option is granted. Generally,

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at exercise, ordinary income is realized by the optionee in an amount equal to the excess of the fair market value of the shares of our common stock acquired upon exercise over the aggregate exercise price for such shares on the date of exercise, and we receive a tax deduction for the same amount, and

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at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held.

Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock.

Stock Appreciation Rights.    The grantee of a stock appreciation right recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a stock appreciation right, the grantee will recognize as ordinary income the difference between the fair market value of our common stock on the date of exercise and the exercise price of the stock appreciation right, multiplied by the number of shares of common stock subject to the stock appreciation right. If the grantee of a stock appreciation right does not exercise such right, the grantee will recognize as ordinary income the excess of the fair market value of our common stock on the last day of the term of the stock appreciation right over the exercise price of the stock appreciation right, if any, multiplied by the number of shares of common stock subject to the stock appreciation right.

Restricted and Unrestricted Stock Awards.    A grantee of a restricted stock award recognizes no income for federal income tax purposes upon the receipt of common stock pursuant to that award, unless, as described below, the grantee otherwise elects. Instead, the grantee will recognize ordinary income in an amount equal to the fair market value of the common stock on the date that it is no longer subject to a substantial risk of forfeiture less the amount, if any, the grantee paid for such stock. Such fair market value becomes the basis for the underlying shares and will be used in computing any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the grantee holds the shares for more than one year after the date on which the shares are no longer subject to a substantial risk of forfeiture).

Alternatively, the grantee of a restricted stock award may elect, pursuant to Section 83(b) of the Internal Revenue Code, within 30 days of the acquisition of common stock pursuant to the restricted stock award, to include in gross income as ordinary income for the year in which the common stock is received, the fair market value of the common stock on the date it is received less the amount, if any, the grantee paid for such stock. Such fair market value will become the basis for the shares and will be used in determining any capital gain or loss upon the disposition of such shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received). Grantees of restricted stock awards are advised to consult their own tax advisors with regard to elections pursuant to Section 83(b) of the Internal Revenue Code.

Upon receipt of common stock pursuant to an unrestricted stock award, the grantee will recognize as ordinary income the difference between the fair market value of the common stock less the amount, if any, the grantee paid for such stock. The grantee’s basis in such shares will be equal to the fair market value of the shares on the date of receipt, and this basis will be used in determining any capital gain or loss upon a subsequent disposition of the shares (which will be long-term capital gain if the disposition is more than one year after the date the shares are received).

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted or unrestricted stock award as ordinary income for the year in which such income is recognized.

Restricted Stock Units.    The grantee of a restricted stock unit recognizes no income for federal income tax purposes on the grant thereof. Upon the receipt of common stock pursuant to a restricted stock unit, the federal income tax laws applicable to restricted stock awards, described above, will apply if the stock is restricted stock, and the federal income tax laws applicable to unrestricted stock awards, described above, will apply if the stock is unrestricted common stock.

Subject to certain limitations, we may deduct an amount equal to the amount recognized by the grantee of a restricted stock unit as ordinary income for the year in which the restricted stock unit is exercised or lapses.

Performance Share Awards.    The federal income tax laws applicable to performance share awards are the same as those applicable to restricted stock awards, described above.

Dividend Equivalent Rights.    There generally will be no tax consequences as a result of the award of a dividend equivalent right. When payment is made, the holder of the dividend equivalent rights generally will recognize ordinary income, and we will be entitled to a deduction, equal to the amount received in respect of the dividend equivalent.

Parachute Payments.    The vesting or exercisability of any portion of any option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in Section 280G of the Internal Revenue Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment in addition to other taxes ordinarily payable.

Limitation on our Deductions.    As a result of Section 162(m) of the Internal Revenue Code, our deduction for certain awards under the 2010 Plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 in such taxable year, other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code.

New Plan Benefits

Because the granting of awards under the 2010 Plan is discretionary, we cannot now determine the number or type of awards to be granted in the future to any particular person or group if the amendment to the 2010 Plan is approved, except for our proposal to grant options to purchase an aggregate of 815,000 shares of our common stock to our key executives under the 2010 Plan, as described in more detail under the heading “Proposal 4 – Approval of the Grant of Options Under Our 2010 Stock Option and Incentive Plan to Our Key Executive Officers” beginning on page 17 of this proxy statement.

Vote Required

The approval of the proposal to amend the 2010 Stock Option and Incentive Plan to increase the number of shares of common stock available for issuance thereunder requires the affirmative vote of a majority of the votes properly cast for and against the proposal. In order to satisfy the rules of the NYSE, however, the total votes cast on the proposal must represent over 50% in interest of all securities entitled to vote on the proposal, a requirement that we refer to as the NYSE Voting Requirement. Under the rules of the NYSE, abstentions will count as votes cast with respect to this matter; accordingly, abstentions will be included in determining whether the NYSE Voting Requirement has been achieved, but will have the same effect as votes “against” the proposal. Broker non-votes will not be counted as votes cast on this matter; accordingly, broker non-votes will make it more difficult for the NYSE Voting Requirement to be achieved (as they will not be included), but if the NYSE Voting Requirement is achieved, they will have no effect on the outcome of the vote.

Recommendation

The Board believes that the increase in the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan is in the best interest of our stockholders. Accordingly, the Board unanimously recommends a vote FOR the approval of the increase in the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan.

Proposal 4

Approval of the Grant of Options Under Our 2010 Stock Option and Incentive Plan to Our Key Executive Officers

Our Board is submitting for stockholder approval the grant of options to our key executives to purchase up to 815,000 shares of our common stock at an exercise price per share equal to the greater of $50.00 and the fair market value of our common stock on the date of grant. We refer to these options as the Executive Options, and we refer to this proposal as the Executive Option Proposal.

On May 2, 2012, our Compensation Committee approved, under the Alere Inc. 2010 Stock Option and Incentive Plan, or the 2010 Option Plan, subject to stockholder approval, the grant of the Executive Options to our key executives as set forth in the following table:

Name and Position	Number of Executive Options to be Granted
Ron Zwanziger Chairman, CEO and President	490,000
David Scott, Ph.D. Chief Scientific Officer	175,000
Jerry McAleer, Ph.D. Senior Vice President, Research and Development	150,000
Total	815,000

Even is this proposal is approved by our stockholders, we do not intend to implement it unless Proposal 3 (Approval of an Increase in the Number of Shares of Common Stock Available for Issuance Under the 2010 Stock Option and Incentive Plan) is approved.

Our Compensation Committee determined to approve the grant of the Executive Options as part of a two-year compensation program for our key executives. Under that compensation program, it is presently contemplated that our Compensation Committee would approve the grant of the same numbers of options to the key executives in 2013, subject to its review of the performance of the key executives and our Company generally. Our Compensation Committee currently expects that those options would have terms that are identical to the Executive Options, except that the exercise price per share will be equal to the greater of $50.00 and the fair market value of our common stock on the relevant grant date in 2013. Our Compensation Committee presently expects that the grant of such options in 2013 would similarly be subject to stockholder approval in 2013.

As discussed in our “Compensation Discussion & Analysis” beginning on page 32 of this proxy statement, the objective of our executive compensation program is to attract, retain and motivate talented and dedicated executives. In order to facilitate this goal, it is our practice to include, as a portion of our executives’ compensation packages, long-term equity incentive compensation. We did not grant any options to our key executives in 2011, and if our stockholders approve the Executive Option Proposal, the Compensation Committee does not plan to grant any other options to the key executives in 2012. Additionally, if our Compensation Committee recommends, and our stockholders approve, a similar grant of options in 2013, our Compensation Committee does not plan to grant any other options to the key executives in either 2013 or 2014. While stockholder approval of the grant of the Executive Options is not required under the terms of the 2010 Option Plan, our Board, upon the recommendation of our Compensation Committee, decided to submit the Executive Option Proposal to our stockholders for approval. If our stockholders do not approve the Executive Option Proposal, the Executive Options will not be granted to the key executives. In that case, however, the Compensation Committee will reconsider the overall compensation arrangements for our key executives and may provide them with other forms of incentive compensation, including equity-based awards.

The Executive Options will be non-qualified options granted under the 2010 Option Plan and will be subject to the terms and conditions of the 2010 Option Plan. If the Executive Option Proposal is approved, the effective date of grant of the Executive Options will be the date on which such approval is obtained. Twenty-five percent (25%) of the shares subject to each Executive Option will vest on each of the first four anniversaries of the effective date of grant of the Executive Option, subject to the recipient’s continued employment on the applicable vesting date. The exercise price per share of the common stock subject to the Executive Options will be the greater of $50.00 and the fair market value of our common stock on the effective date of grant. The closing price of our common stock on May 11, 2012 was $19.02 per share, and the average closing price of our common stock for the 60 and 90 trading days preceding May 11, 2012 was $24.05 and $24.32 per share, respectively. Under the terms of the 2010 Option Plan, the Executive Options may not be repriced without stockholder approval. The Executive Options will expire on the tenth anniversary of the effective date of grant. In accordance with the terms of the 2010 Option Plan, in the event of a “change of control” (as defined in the 2010 Option Plan), the Executive Options will automatically become fully exercisable.

If a key executive’s employment with us is terminated, all vesting of the Executive Option held by that key executive shall cease as of the date of termination. If the key executive’s employment is terminated for any reason other than death, disability or “cause” (as that term is defined below), the Executive Option held by the key executive may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the expiration date of the executive option, if earlier. If the administrator of the 2010 Option Plan determinates that the termination of the key executive’s employment is by reason of voluntary retirement after the age of 58, however, then to the extent exercisable on the date of termination, the Executive Option held by the key executive may be exercised for a period of twelve months from the date of termination or until the expiration date of the Executive Option, if earlier.

If a key executive’s employment is terminated by reason of death or disability, any Executive Option held by the key executive shall become fully exercisable and may thereafter be exercised by the key executive or, in the case of the key executive’s death, the key executive’s legal representative or legatee for a period of twelve months from the date of termination or until the expiration date of the Executive Option, if earlier. In the event of the death of the key executive during the twelve-month period following the termination of the key executive’s employment by reason of the key executive’s disability, the period during with the Executive Option may be exercised shall extend for twelve months from the date of death or until the expiration date of the Executive Option, if earlier.

If a key executive’s employment is terminated for cause, any Executive Option held by the key executive shall terminate immediately and be of no further force and effect. For purposes of the Executive Options, “cause” means: (i) any material breach by the key executive of any agreement between the key executive and us or any of our subsidiaries; (ii) the conviction of or a plea of nolo contendere by the key executive to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the key executive of the key executive’s duties to us or to any of our subsidiaries. If the administrator of the 2010 Option Plan discovers that a key executive’s employment could have been terminated for cause but such information was not known by us, the date of termination of employment will be deemed to be the date on which the act constituting cause took place. In the event that a key executive has exercised an Executive Option after he has committed an act constituting cause, the administrator of the 2010 Option Plan, may in its sole discretion and to the extent permitted by law or applicable regulations, take action to recover the shares of our stock issued upon such exercise and any gains made by the key executive in respect of those shares.

Unless otherwise permitted by the administrator of the 2010 Option Plan, the Executive Options will not be transferable by the key executive other than by will or by the laws of descent and distribution, and options may be exercised during the key executive’s lifetime only by the key executive, or by the key executive’s legal representative or guardian in the case of the key executive’s incapacity.

The Executive Options may be exercised for cash or by the transfer to us of shares of common stock which are not then subject to restrictions under the 2010 Option Plan or any other stock plan that we maintain, and which have a fair market value equivalent to the option exercise price of the shares being purchased. Such options may also be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us on behalf of the key executive. In addition, the Executive Options may be exercised under a “net exercise” arrangement between us and the key executive pursuant to which the number of shares of common stock issued upon exercise of the option will be reduced by a number of shares with an aggregate fair market value equal to the aggregate exercise price of the option.

Subject to requirements of law or the rules of any stock exchange, the administrator of the 2010 Option Plan may at any time amend or cancel any Executive Option for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights of the holder under any Executive Option without the holder’s consent.

Based on prevailing prices of our common stock on May 2, 2012, the Compensation Committee anticipated that the exercise price of the Executive Options would be at a premium to the fair market value of our common stock on the effective dates of grant. Because the anticipated premium exercise price of the Executive Options of $50.00 per share means that the price of our common stock will have to increase by 124% over the closing price of our common stock on May 2, 2012 and 101% and 105% over the average closing price of our common stock for the 60 and 90 days preceding May 2, 2012 in order for these option grants to be “in the money,” our Board and Compensation Committee considers these grants to be stronger incentives for the generation and maintenance of long-term appreciation of our stock price than standard option grants and in the best interest of our stockholders.

Material Federal Income Tax Consequences

The following discussion describes the material federal income tax consequences of non-qualified stock option grants under the 2010 Option Plan. It does not describe all federal tax consequences under the 2010 Option Plan, nor does it describe state, local or foreign tax consequences of non-qualified options.

Non-Qualified Options.    With respect to non-qualified options under the 2010 Option Plan, no income is realized by the key executive at the time the option is granted. Generally,

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at exercise, ordinary income is realized by the key executive in an amount equal to the excess of the fair market value of the shares of our common stock acquired upon exercise over the aggregate exercise price for such shares on the date of exercise, and we receive a tax deduction for the same amount, and

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at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held.

Special rules apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock.

Parachute Payments.    The vesting of any portion of any Executive Option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as “parachute payments” as defined in the Internal Revenue Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment in addition to other taxes ordinarily payable.

Limitation on Our Deductions.    As a result of Section 162(m) of the Internal Revenue Code, our deduction for certain awards under the 2010 Option Plan may be limited to the extent that a covered employee receives compensation in excess of $1,000,000 in such taxable year, other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Internal Revenue Code. We expect that the Executive Options will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Vote Required

The approval of the Executive Option Proposal requires the affirmative vote of a majority of the votes properly cast for and against the proposal. In accordance with Delaware law and our bylaws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Even is this proposal is approved by our stockholders, we do not intend to implement it unless Proposal 3 (Approval of an Increase in the Number of Shares of Common Stock Available for Issuance Under the 2010 Stock Option and Incentive Plan) is approved.

Recommendation

The Board unanimously recommends a vote FOR the Executive Option Proposal.

Proposal 5

Ratification of Selection of Independent Registered Public Accounting Firm

A primary responsibility of the Audit Committee is to select an independent registered public accounting firm for the fiscal year. Several factors go into this selection process, including the firm’s historical and recent performance on similar projects, the firm’s experience, client service, responsiveness, leadership, management structure, client and employee retention, compliance and ethics programs, appropriateness of fees charged and the firm’s overall technical expertise. Based on all of these factors, the Audit Committee selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Pursuant to this proposal, we are asking our stockholders to ratify this selection. PwC has been our independent registered public accounting firm since June 2010. Although stockholder ratification is not required by our bylaws or otherwise, we are submitting the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012 to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee may consider whether another registered independent public accounting firm is appropriate. Even if this selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent public accounting firm at any time during the year if it determines that such a change would be in our best interest.

Vote Required

The ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of a majority of the votes properly cast for and against this proposal. In accordance with Delaware law and our bylaws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Recommendation

The Board unanimously recommends a vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Proposal 6

Advisory Vote on Executive Compensation

The Board is committed to excellence in governance. As part of that commitment, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Board is providing our stockholders an opportunity to provide an advisory vote regarding the compensation paid to our named executive officers.

The Compensation Committee develops and implements executive compensation policies and plans that provide incentives intended to promote our long-term strategic plans and that are consistent with our culture and the overall goal of enhancing enduring stockholder value. Our compensation policies and plans are designed to attract, retain and motivate the talented and dedicated executives who are critical to achieving our goals of continued growth, innovation, increasing profitability, and ultimately maximizing stockholder value.

The “Compensation Discussion and Analysis,” beginning on page 32 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee with respect to 2011 in more detail. Highlights of the 2011 program include:

•

We provided cash compensation in the form of base salary at levels intended to meet competitive cash compensation norms. Our Compensation Committee believes that it set 2011 base salaries for our named executive officers at the average of the range of annual cash compensation (base salary plus annual non-equity incentive compensation) for competitive positions.

•

We established, in 2011, a new annual process for awarding performance-based incentive compensation packages, the Annual Incentive Process, under which a broad group of executives and managers worldwide, including our named executive officers other than the key executives, were eligible to participate in performance-based compensation packages pursuant to which they could earn stock-based awards and cash awards based on the achievement of stated performance conditions. As discussed in more detail in the Compensation Discussion and Analysis, the applicable performance conditions were not met and as a result no stock options or cash awards were granted under the Annual Incentive Process based on 2011 performance.

•

We provided stock-based awards to certain of our employees, including our executive officers other than the key executives, for the reasons described in the “Compensation Discussion and Analysis” beginning on page 32. Stock option grants in 2011 were intended to be valued near the average of the range of the value of long-term incentive awards for executives in similar positions with similar responsibilities at comparable companies.

•	We did not provide any accrued benefits under any company-sponsored defined benefit pension plan, nor did any named executive officer participate in any non-qualified deferred compensation plan.

•

We do not have employment or severance agreements with our named executive officers, other than consulting agreements with Dr. Eylenbosch and Dr. Leiter and a retention and severance agreement with Tom Underwood. We do not provide any tax gross-up payments.

•	We did not provide any other material compensation to our named executive officers.

The Board believes that the compensation of our named executive officers for 2011 was established in a manner consistent with the best interests of our stockholders. Accordingly, we request that our stockholders approve the following resolution.

RESOLVED: That the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure in our proxy statement for the 2012 annual meeting of stockholders, is hereby approved.

While this resolution is non-binding, the Board values the opinions that stockholders express in their votes and in other discussions. It will consider the outcome of the vote and those opinions in making compensation decisions for the remainder of 2012 and beyond.

In 2011, we held a stockholder advisory vote on the frequency of stockholder advisory votes on executive compensation. A majority of the votes cast were cast in favor of holding stockholder advisory votes on executive compensation every year, and we decided to follow the will of the majority. Accordingly, the next stockholder advisory vote on executive compensation will occur at next year’s annual meeting.

Vote Required

The approval of the non-binding proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast for and against this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Recommendation

The Board unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure in the proxy statement.

Information Regarding Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the three nominees for election as Class II Directors, the incumbent, continuing directors who are not up for election at this annual meeting and our current executive officers who are not directors. This information has been furnished by the respective individuals.

Name	Age	Position
Ron Zwanziger	58	Chairman of the Board, Chief Executive Officer and President
David Scott, Ph.D.	55	Director, Chief Scientific Officer
Jerry McAleer, Ph.D.	56	Director, Senior Vice President, Research and Development
John Bridgen, Ph.D.	65	Senior Vice President, Business Development
Gordon Norman, M.D.	63	Chief Innovation Officer
Hilde Eylenbosch, M.D.	48	President, Europe and Middle East
Robert Hargadon	55	Vice President, Global Culture and Performance
David Teitel	48	Chief Financial Officer, Vice President and Treasurer
Jon Russell	47	Vice President, Finance; President, Alere Home Monitoring, Inc.
Robert Di Tullio	58	Vice President, Global Regulatory and Clinical Affairs
Paul T. Hempel	63	Senior Vice President, Ethics/Compliance and Special Counsel, Assistant Secretary
Ellen Chiniara	53	Vice President, General Counsel and Secretary
Emanuel Hart	62	President, LAmARCIS
Jim Post	49	President, Alere North America, Inc.
David Walton	58	President, Asia Pacific
Mike Cotton	50	President and Chief Executive Officer, Alere Health, LLC
Josef M.E. Leiter, M.D.	51	Advisor to Chief Executive Officer
David Toohey	55	President, International Business Operations
Eli Y. Adashi, M.D.	67	Director
Carol R. Goldberg	81	Director
Robert P. Khederian	59	Director
John F. Levy	65	Director
John A. Quelch, D.B.A.	60	Director
James Roosevelt, Jr.	66	Director
Peter Townsend	77	Director

Our Class I Directors—Term Expiring 2014

John F. Levy has served on the Board since May 30, 2001. Mr. Levy served as a director of Inverness Medical Technology from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. Since 1993, he has been an independent consultant. Mr. Levy served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is Chairperson of the Board’s Audit Committee and is a member of the Board’s Nominating and Corporate Governance Committee. A former chief executive officer, Mr. Levy brings to our Board financial expertise, investment experience and knowledge of distribution systems.

Jerry McAleer, Ph.D. joined the Board on March 10, 2003. Dr. McAleer became Senior Vice President, Research and Development in July 2010. Prior to that, he served as our Vice President, Research and Development since our inception in May 2001 and as our Vice President, Cardiology since early 2006.

Dr. McAleer served as Vice President of Research and Development of our predecessor company, Inverness Medical Technology, from 1999 through November 2001, when that company was acquired by Johnson & Johnson. From 1995 to 1999, Dr. McAleer served as Director of Development of Inverness Medical Limited, Inverness Medical Technology’s primary research and development unit, where he headed the development of Inverness Medical Technology’s electrochemical glucose strips. Prior to joining Inverness Medical Technology, Dr. McAleer held senior research and development positions at MediSense, a medical device company, and Ecossensors, Inc., an environmental research company. Dr. McAleer’s scientific background in our industry provides our Board with valuable research and development expertise.

John A. Quelch, D.B.A. joined the Board on March 10, 2003. Since February 2011, Dr. Quelch has been Dean, Vice President and Distinguished Professor of International Management at the China Europe International Business School in Shanghai. From July 2001 through January 2011, he was Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Dr. Quelch also serves as a director of WPP plc, the world’s largest marketing and media services company. Dr. Quelch served as a director of Pepsi Bottling Group from 2005 to 2010 and of Gentiva Health Services, Inc. from 2006 to 2009. He is Chairperson of the Board’s Nominating and Corporate Governance Committee. Through his general business experience and academic credentials, Dr. Quelch brings to our Board both industry and academic expertise in marketing and organizational management.

Our Class II Directors—Term Expiring 2012

Carol R. Goldberg has served on the Board since May 30, 2001. Ms. Goldberg served as a director of our predecessor company, Inverness Medical Technology, from August 1992 through November 2001, when that company was acquired by Johnson & Johnson. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is Chairperson of the Board’s Compensation Committee. As the former President and Chief Operating Officer of Stop & Shop Companies, Inc., Ms. Goldberg brings a wealth of financial, marketing and consumer expertise to the Board.

James Roosevelt, Jr. joined the Board on February 6, 2009. Mr. Roosevelt has served as the President and Chief Executive Officer of Tufts Health Plan since 2005. From 1999 to 2005, Mr. Roosevelt was Senior Vice President and General Counsel of Tufts Health Plan. Mr. Roosevelt also serves as Co-Chair of the Rules and By-laws Committee of the Democratic National Committee, Co-Chair of the Board of Directors for the Tufts Health Care Institute, and member of the Board of Directors at American Health Insurance Plans and PointRight Inc., where he serves as a member of the Compensation Committee. Mr. Roosevelt is a member of the Board’s Nominating and Corporate Governance Committee. Mr. Roosevelt brings to our Board extensive senior management, policy-making and financial experience within the health insurance industry, which includes important customers of the Company and is a driving force behind the demand for control of healthcare costs, which is reshaping the diagnostic and health management industries in which we operate.

Ron Zwanziger has served as our Chairman, Chief Executive Officer and President since our inception on May 11, 2001. Mr. Zwanziger served as Chairman, Chief Executive Officer and President of our predecessor company, Inverness Medical Technology, from its inception in 1992 through November 2001, when that company was acquired by Johnson & Johnson. From 1981 to 1991, he was Chairman and Chief Executive Officer of MediSense, a medical device company. Mr. Zwanziger served as a director of AMAG Pharmaceuticals, Inc. from November 2006 to December 2011. As the Chief Executive Officer of the Company, as well as the founder and chief executive officer of two other successful medical diagnostic companies, Mr. Zwanziger brings strategic vision, leadership, extensive business and operating experience and an immense knowledge of the Company and the industry to the Board.

Our Class III Directors—Term Expiring 2013

Eli Y. Adashi, M.D., M.S., C.P.E., F.A.C.O.G. joined the Board on April 1, 2009. The immediate past Dean of Medicine and Biological Sciences and the Frank L. Day Professor of Biology at Brown University, Dr. Adashi—Harvard-educated in Health Care Management (M.S.; 2005; HSPH)—has been a Professor of

Medical Science at Brown University since 2004. A Physician-Scientist-Executive with over 25 years of experience in healthcare and in the life sciences, Dr. Adashi is a member of the Institute of Medicine of the National Academy of Sciences and of its Board on Health Sciences Policy, the Council on Foreign Relations, the Association of American Physicians, and the American Association for the Advancement of Science. Dr. Adashi is a member of MEDCAC (Medicare Evidence Development & Coverage Advisory Committee) and an ad hoc member of the Reproductive Health Drugs Advisory Committee of the U.S. Food & Drug Administration. Dr. Adashi is the author or co-author of over 250 peer-reviewed publications, over 120 book chapters/reviews, and 13 books focusing on ovarian biology, reproductive health and domestic health policy. Dr. Adashi is a member of the Board’s Compensation Committee. Dr. Adashi brings to our Board senior management experience and immense knowledge and experience in medicine and science from the provider perspective.

Robert P. Khederian has served on the Board since July 31, 2001. Mr. Khederian is the Chairman of Belmont Capital, a venture capital firm he founded in 1996, and Provident Corporate Finance, an investment banking firm he founded in 1998. From 1984 through 1996, he was founder and Chairman of Medical Specialties Group, Inc., a nationwide distributor of medical products which was acquired by Bain Capital. Mr. Khederian served as the Chairman of the Board of Cambridge Heart, Inc. from August 2006 to August 2008. Mr. Khederian also served as the interim Chief Executive Officer of Cambridge Heart, Inc. from December 2006 to December 2007. Mr. Khederian is a member of the Board’s Audit Committee and Compensation Committee. A former chief executive officer, Mr. Khederian has extensive knowledge of the capital markets and brings to the Board significant and valuable financial and investment expertise.

David Scott, Ph.D. has served on the Board since July 31, 2001 and has served as our Chief Scientific Officer since our inception in May 2001. Dr. Scott served as Chairman of Inverness Medical Limited, a subsidiary of our predecessor company, Inverness Medical Technology, from July 1999 through November 2001, when that company was acquired by Johnson & Johnson, and as a managing director of Inverness Medical Limited from July 1995 to July 1999. Dr. Scott’s scientific and management background in our industry provides our Board with valuable general business and research and development expertise.

Peter Townsend has served on the Board since May 30, 2001. Mr. Townsend served as a director of our predecessor company, Inverness Medical Technology, from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. From 1991 to 1995, when he retired, Mr. Townsend served as Chief Executive Officer and a director of Enviromed plc, a medical products company. Mr. Townsend is a member of the Board’s Audit Committee. As a former chief executive officer of a medical products company, Mr. Townsend brings to the Board financial expertise, significant industry experience and an international business perspective.

Executive Officers Who Are Not Directors

John Bridgen, Ph.D. has served as Senior Vice President, Business Development since July 2010, after serving as our Vice President, Business Development from June 2006 to July 2010. He served as our Vice President, Strategy from September 2005 to June 2006. Dr. Bridgen joined the Company in September 2002, upon our acquisition of Wampole Laboratories, LLC. Dr. Bridgen served as President of Wampole from August 1984 until September 2005. Prior to joining Wampole, Dr. Bridgen had global sales and marketing responsibility for the hematology and immunology business units of Ortho Diagnostic Systems Inc., a Johnson & Johnson company.

Gordon Norman, M.D. has served as our Chief Innovation Officer since February 2010. Since that time, Dr. Norman has also continued to serve as Executive Vice President and Chief Innovation Officer at our subsidiary, Alere Health, LLC, where he held the title of Executive Vice President, Science & Innovation from May 2008 to February 2010. From June 2007 to May 2008, Dr. Norman served as Executive Vice President, Chief Science Officer of Alere Medical, Inc., which we acquired in November 2007. From July 2005 to June 2007, Dr. Norman served Alere Medical as Executive Vice President and Chief Medical Officer. Prior to joining Alere Medical in July 2005, Dr. Norman served in a variety of executive medical management roles for PacifiCare Health Services beginning in July 1994.

Hilde Eylenbosch, M.D. has served as President, Europe and Middle East since February 2012. Previously, she served as Chief Commercial Officer since November 2010, after having served as our Senior Vice President, Marketing from July 2010 to November 2010 and as our Vice President, Marketing from April 2009 to July

2010. Prior to April 2009, she served as Chief Executive Officer of SPD Swiss Precision Diagnostics GmbH, our 50/50 joint venture with Procter & Gamble, since its inception on May 18, 2007. Dr. Eylenbosch has also served as our President, Consumer Diagnostics since June 2006. Prior to assuming that title she served as Vice President, Consumer Diagnostics from July 2005 to June 2006, Vice President, Consumer Marketing from October 2004 to July 2005 and Vice President of International Women’s Health from November 2001 to October 2004. Dr. Eylenbosch served in the same capacity for our predecessor company, Inverness Medical Technology, from August 2001 until that company was acquired by Johnson & Johnson in November 2001. Prior to that, she held various positions at Inverness Medical Technology, including Director of U.S. Women’s Health from September 1998 through October 2000. When she joined Inverness Medical Technology in January 1995, Dr. Eylenbosch was responsible for marketing that company’s women’s health products in Europe. Before joining Inverness Medical Technology, Dr. Eylenbosch was employed by Synthelabo, a French pharmaceutical company, where she held various marketing positions.

Robert Hargadon joined us as Vice President, Global Culture and Performance in October 2010. He has over 30 years of experience in human resources, leadership and organization development. Mr. Hargadon served as Vice President, Human Resources at drugstore.com, an online pharmacy, from November 2006 through October 2010. Prior to that, Mr. Hargadon was General Manager, Corporate Learning and Development at Microsoft from September 2005 to April 2006 and held various human resources leadership positions at Boston Scientific Corporation, a medical device manufacturer, from 1997 to 2005, including Vice President of International Human Resources and Vice President, Leadership Development from September 1997 to June 2005. Mr. Hargadon served as Vice President, Learning and Development at Fidelity Investments from 1993 to 1997. Mr. Hargadon also had 15 years of experience with the consulting firms Novations Group, Inc. and Harbridge House, which was acquired by PricewaterhouseCoopers LLP.

David Teitel has served as our Chief Financial Officer, Vice President and Treasurer since December 2006. Mr. Teitel has over 25 years of public and private company finance experience, including nine years of audit experience at Arthur Andersen and senior financial positions with Thermo Electron Corp., which is now Thermo Fisher Scientific Inc. and Deknatel Snowden Pencer, Inc. Mr. Teitel joined the Company in December 2003 as Director of Finance Operations and assumed the title Vice President, Finance in December 2004.

Jon Russell has served as President of Alere Home Monitoring, Inc. since October 2011. Since that time, Mr. Russell has also continued to serve as Vice President of Finance, a position he has held since 2006, and shares responsibility for external communications with the Chief Executive Officer. Previously, Mr. Russell was Chief Financial Officer of Wampole Laboratories, LLC from September 2005 to June 2006. He has more than 20 years of experience in finance and operations management, including senior operational finance positions in North America and Europe with Precision Castparts Corporation, Vertex Interactive, Inc. and Genicom Corporation. Mr. Russell began his career at Ernst & Young LLP.

Robert Di Tullio joined us as Vice President, Global Regulatory and Clinical Affairs in March 2010. He has over 38 years experience in the in vitro diagnostics industry, the last 27 of which have been in quality and regulatory management. Mr. Di Tullio served as Vice President, Regulatory Affairs and Quality at ProteoGenix, Inc., a diagnostic company, from July 2008 to March 2010. He held the position of Vice President, Regulatory and Clinical Affairs and Quality at Sequenom, Inc., a genetic analysis company, from June 2007 to July 2008. From June 1992 to June 2007, Mr. Di Tullio served as Vice President, Regulatory Affairs and Quality Systems at Diagnostic Products Corporation, or DPC, an immuno-diagnostics company, and Siemens Medical Solutions Diagnostics, following its acquisition of DPC. Mr. Di Tullio has been co-chair of the AdvaMed Dx task force since 2007.

Paul T. Hempel served as our General Counsel and Secretary from our inception on May 11, 2001 until April 2006, when Mr. Hempel became Senior Vice President in charge of Leadership Development and Special Counsel, while retaining his role as Ethics Officer and his role as Secretary, which he retained until May 2010. Mr. Hempel also retained oversight of our legal affairs until May 2007. In November 2010, Mr. Hempel became Senior Vice President, Ethics/Compliance and Special Counsel. Mr. Hempel served as General Counsel and Assistant Secretary of our predecessor company, Inverness Medical Technology, from October 2000 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, he was a founding stockholder and Managing Partner of Erickson Schaffer Peterson Hempel &

Israel PC from 1996 to 2000. Prior to 1996, Mr. Hempel was a partner and managed the business practice at Bowditch & Dewey LLP.

Ellen Chiniara serves as Vice President, General Counsel and Secretary and is responsible for managing legal matters for the Company. Ms. Chiniara joined us in October 2006 as General Counsel, Professional Diagnostics and Assistant Secretary and became our Vice President and General Counsel in May 2007 and Secretary in May 2010. From 2002 to 2006, Ms. Chiniara was Associate General Counsel, Neurology of Serono, Inc., a biopharmaceutical company. Previously, she served as General Counsel to a healthcare venture capital fund and a healthcare management services organization, where she also was Chief Operating Officer of its clinical trial site management division. From 1994 to 1997, Ms. Chiniara was Assistant General Counsel at Value Health, a specialty managed healthcare company where she focused on disease management and healthcare IT. Prior to 1994, Ms. Chiniara was a partner with Hale and Dorr (now WilmerHale).

Emanuel Hart served as Chief Executive Officer and President of Orgenics Ltd. (Israel), one of our subsidiaries, from July 1998 through 2007. Orgenics Ltd. includes manufacturing, research and development and marketing business units. In August 2007, Mr. Hart was appointed Vice President for International Business responsible for the Latin America, Africa, Russia, ex-Soviet Union countries and Israel territories (LAmARCIS) for all of our products. In May 2012, Mr. Hart was appointed President, LAmARCIS.

James Post has served as President of Alere North America, Inc. since October 2010. Mr. Post was Vice President of Sales and Marketing for our Critical Care division from March 2008 until October 2010. From January 2003 to February 2008, Mr. Post served as the Northeast Regional Sales Director for Biosite Incorporated, which we acquired in June 2007. Mr. Post has been with Alere for 10 years. Previously, Mr. Post was the Vice President at US Surgical Corporation leading the commercial team in the U.S. Mr. Post’s career has focused on solutions to help improve clinical and economic outcomes for hospitals and physician offices through innovative solutions development, customer education, and a commitment to a customer-centric culture.

David Walton was appointed as our President of Asia Pacific in February 2012. Mr. Walton joined our Company in December 2001 when we acquired the Unipath business from Unliever plc, where he was International Director for the Consumer and Professional Diagnostic business units. From 2007 until February 2012, he was responsible for building and integrating our businesses in Asia Pacific as Vice President, Asia Pacific. Additionally, from November 2010 until February 2011, he was President of both our European and Middle East business and our Asia Pacific business. Prior to joining us, Mr. Walton held various senior global sales and marketing roles in the diagnostics division of Eli Lilly and Company, Bio-Rad Laboratories, Inc. and Corning Medical, U.K.

Michael Cotton has served as President and Chief Executive Officer of Alere Health, LLC since January 2012. Previously, he joined Alere Health in September 2010 as President of Alere Health’s Health Improvement division. Mr. Cotton came to Alere from WellCare Health Plans, Inc., where he served as President of National Health Plans from March 2010 until September 2010; President, South Region from February 2009 to February 2010; President, Georgia from February 2008 to February 2009; Chief Operating Officer for Georgia from April 2006 to February 2008; and Chief Operating Officer for Ohio from December 2005 to April 2006. Prior to joining WellCare, Mr. Cotton served as a worldwide partner and market leader for Mercer LLC from October 2001 to December 2005. Prior to October 2001, Mr. Cotton held the positions of President and Chief Executive Officer of Mid-Valley CareNet, a physician hospital organization (PHO) with more than 600 physician members.

Josef M.E. Leiter, M.D. has served as Advisor to the CEO since August 2011. Since 2003, Dr. Leiter has been the chief executive officer of Leiter & Cie, GmbH, a German private equity firm concentrating on the health care industry, which he founded. In this capacity, Dr. Leiter founded and developed several health care companies in Europe, and he has gained significant experience in the development of business models which invoke personal responsibility as a key driver for improving people’s health. Between 1996 and 2003, Dr. Leiter was a partner at the consulting firm of McKinsey & Company, where he advised health plans and pharmaceutical companies as well as smaller, innovation-driven companies and venture capital firms on a broad range of strategic, organizational and operational issues. Prior to his work at McKinsey, Dr. Leiter worked in the area of molecular virology at the Mount Sinai School of Medicine in New York, New York.

David Toohey was appointed as our President, International Business Operations in January 2011 and is the President and Managing Director of Alere International Ltd. Prior to his appointment, Mr. Toohey served in a variety of roles with us, including as our President, Europe/Middle East from January 2008 to January 2011; our President, Professional Diagnostics from December 2005 to January 2008; our Vice President, Professional Diagnostics from October 2002 to January 2008; our Vice President, European Operations from February 2002 to October 2002; and as our Vice President, New Products from November 2001 to October 2002. Mr. Toohey also served as Managing Director of our Unipath Limited subsidiary from December 2001 through October 2002. Mr. Toohey was employed by our predecessor company, Inverness Medical Technology, as its Vice President, New Products from May 2001 through November 2001, when that company was acquired by Johnson & Johnson. Prior to joining Inverness Medical Technology, Mr. Toohey served as Vice President of Operations at Boston Scientific Corporation’s Galway, Ireland facility where he oversaw its growth, from a start-up to Boston Scientific Corporation’s largest international facility, between 1995 and 2001. Prior to that time he held various executive positions at Bausch & Lomb, Inc., Digital Equipment Corp. and Mars, Inc.

Principal Stockholders

The following table furnishes information as to shares of our common stock beneficially owned by:

—	each person or entity known by us to beneficially own more than five percent of our common stock;

—	each of our directors;

—	each of our “named executive officers” (as defined in “Compensation Discussion and Analysis” beginning on page 32); and

—	all of our current directors and executive officers as a group.

Unless otherwise stated, beneficial ownership is calculated as of April 15, 2012. For the purpose of this table, a person, group or entity is deemed to have “beneficial ownership” of any shares that such person, group or entity has the right to acquire within 60 days after such date through the exercise of options or warrants.

Security Ownership of Certain Beneficial Owners and Management

	Common Stock
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
Manning & Napier Advisors, Inc.(4)	9,026,310	11.23%
FMR LLC(5)	7,155,528	8.91%
Thornburg Investment Management Inc.(6)	5,658,557	7.04%
Capital Research Global Investors (7)	5,097,171	6.34%
Ron Zwanziger(8)	4,073,343	5.03%
David Scott, Ph.D.(9)	734,455	*
Jerry McAleer, Ph.D.(10)	514,981	*
John F. Levy(11)	219,832	*
Hilde Eylenbosch, M.D.(12)	179,641	*
Carol Goldberg(13)	136,027	*
John A. Quelch, D.B.A.(14)	89,538	*
Dave Teitel(15)	85,188	*
Robert P. Khederian(16)	54,863	*
Peter Townsend(17)	24,732	*
Eli Adashi, M.D.(18)	17,229	*
James Roosevelt, Jr.(19)	24,733	*
Tom Underwood(20)	1,500	*
Josef Leiter, M.D	0	*
All current executive officers and directors (26 persons)(21)	6,849,888	8.30%

*	Represents less than 1%

(1)	The address of each director or executive officer (and any related persons or entities) is c/o the Company at its principal office.

(2)	Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(3)	The number of shares outstanding used in calculating the percentage for each person, group or entity listed includes the number of shares underlying options and warrants held by such person group, or entity that were exercisable within 60 days after April 15, 2012, but excludes shares of stock underlying options and warrants held by any other person, group or entity.

(4)	This information is based on information contained in a Schedule 13G/A filed with the SEC on January 27, 2012 by Manning & Napier Advisors, Inc. Manning & Napier Advisors, Inc. reported that it has (i) sole voting power with respect to 6,407,470 shares and (ii) sole investment power with respect to 9,026,310 shares. The address provided therein for Manning & Napier Advisors, Inc. is 290 Woodcliff Drive, Fairport, NY 14450.

(5)	This information is based on information contained in a Schedule 13G filed with the SEC on February 14, 2012 by FMR LLC. FMR LLC reported that is has (i) sole voting power with respect to 588,988 shares and (ii) sole investment power with respect to 7,155,528 shares. The address provided therein for FMR LCC is 82 Devonshire Street, Boston, MA 02109.

(6)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 3, 2012 by Thornburg Investment Management Inc. Thornburg Investment Management Inc. reported that it has (i) sole voting power with respect to 5,658,557 shares and (ii) sole investment power with respect to 5,658,557 shares. The address provided therein for Thornburg Investment Management Inc. is 2300 North Ridgetop Road, Santa Fe, New Mexico 87506.

(7)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2012 by Capital Research Global Investors, a division of Capital Research and Management Company. Capital Research and Management Company reported that it has (i) sole voting power with respect to 5,097,171 shares and (ii) sole investment power with respect to 5,097,171 shares. The address provided therein for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(8)	Consists of 3,523,202 shares of common stock and 550,141 shares of common stock underlying options exercisable within 60 days from April 15, 2012. Of the shares attributed to Mr. Zwanziger, 384,645 shares of common stock are owned by Ron Zwanziger as Trustee of the Zwanziger 2009 Annuity Trust, 224,276 shares of common stock are owned by Orit Goldstein as Trustee of the Zwanziger Family 2004 Irrevocable Trust and 1,806,696 shares of common stock are owned by Zwanziger Family Ventures, LLC, a limited liability company managed by Mr. Zwanziger and his spouse. Of the other shares attributed to him, Mr. Zwanziger disclaims beneficial ownership of (i) 2,600 shares owned by his wife, Janet M. Zwanziger, (ii) 29,450 shares owned by the Zwanziger Goldstein Foundation, a charitable foundation for which Mr. Zwanziger and his spouse, along with three others, serve as directors, (iii) 879,220 shares owned by Ron Zwanziger as Trustee of the Zwanziger 2004 Revocable Trust, and (iv) 191,830 shares owned by Orit Goldstein as the Trustee of the Zwanziger Family Trust. Does not include 36,380 shares of common stock potentially acquirable by the Zwanziger Family Trust upon conversion of 3% senior subordinated notes at a conversion price of $43.98 per share.

(9)	Consists of 475,669 shares of common stock and 258,786 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(10)	Consists of 297,270 shares of common stock and 217,711 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(11)	Consists of 151,693 shares of common stock, 4,000 shares of common stock issuable upon the exercise of warrants, and 64,139 shares of common stock underlying options exercisable within 60 days from April 15, 2012. Includes 1,007 shares of common stock owned by a charitable remainder unitrust of which Mr. Levy disclaims beneficial ownership.

(12)	Consists of 76,527 shares of common stock and 103,114 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(13)	Consists of 86,295 shares of common stock and 49,732 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(14)	Consists of 5,000 shares of common stock and 84,538 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(15)	Consists of 3,397 shares of common stock and 81,791 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(16)	Consists of 20,000 shares of common stock and 34,863 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(17)	Consists of 24,732 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(18)	Consists of 850 shares of common stock and 16,379 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(19)	Consists of 4,444 shares of common stock and 20,289 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

(20)	Consists of 1,500 shares of common stock.

(21)	Consists of 4,709,281 shares of common stock, 4,000 shares of common stock issuable upon the exercise of warrants and 2,136,607 shares of common stock underlying options exercisable within 60 days from April 15, 2012.

In addition, as of April 15, 2012, the Zwanziger Family Trust, a trust for the benefit of Mr. Zwanziger’s children and the trustee of which is Mr. Zwanziger’s sister, and Mr. Underwood own, respectively, 11,078 shares and 4,229 shares of our Series B preferred stock. The shares of Series B preferred stock owned by the Zwanziger Family Trust and Mr. Underwood represent, both individually and in the aggregate, less than 1% of the outstanding shares of the Series B preferred stock. Mr. Zwanziger disclaims beneficial ownership of the Series B preferred stock owned by the Zwanziger Family Trust. We are not aware that any of our directors or executive officers beneficially owns any other shares of Series B preferred stock.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation paid to our “named executive officers.” Based on 2011 total compensation, our named executive officers are:

—	Ron Zwanziger, Chief Executive Officer, or our CEO;

—	Dave Teitel, Chief Financial Officer, or our CFO;

—	Hilde Eylenbosch, M.D., President, Europe and Middle East;

—	Josef Leiter, M.D., Advisor to CEO; and

—	Thomas Underwood, former Chief Executive Officer, Alere Health, LLC.

In January 2012, Mr. Underwood resigned as the Chief Executive Officer of Alere Health, LLC, and he is no longer an officer or employee of our company.

For purposes of this Compensation Discussion and Analysis, we are also treating David Scott, Ph.D., Chief Scientific Officer, and Jerry McAleer, Ph.D., Senior Vice President, Research & Development, as named executive officers. We refer to these two individuals and our CEO as our “key executives.”

Philosophy and Objectives

The objective of our executive compensation program for 2011 was to attract, retain and motivate the talented and dedicated executives who were critical to our goals of continued growth, innovation, increasing profitability and, ultimately, maximizing stockholder value. Specifically, we sought to attract and reward executives who displayed certain fundamental leadership characteristics for hiring and promotion that we had identified as consistent with our corporate goals and culture. We provided these executives with what we believed to be a competitive total compensation package consisting primarily of base cash compensation, which in most cases consists of annual salary, but in the case of certain named executive officers who are independent contractors consists of annual consulting fees, performance-based incentive compensation packages, including both equity and cash components, and a broad-based benefits program. Our 2011 compensation program was designed to reward each executive’s individual performance by considering generally their past and potential contribution to our achievement of key strategic goals, such as revenue generation, margin improvement and the establishment and maintenance of key strategic relationships. These performance factors were used to determine whether the performance-based incentive compensation awards would be granted to each executive. Our 2011 executive compensation program aimed to provide a risk-balanced compensation package which was competitive in our market sector and, more importantly, relevant to the individual executive. In addition, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, at our 2011 annual meeting of stockholders, we submitted a non-binding, advisory proposal to our stockholders to approve the compensation paid to our named executive officers. More than 98% of our stockholders who cast votes with respect to that proposal supported our executive compensation practices as set forth in our 2011 proxy statement. Our Compensation Committee interpreted the results of this advisory vote as a strong affirmation of our executive compensation practices. Given that our Compensation Committee implemented our executive compensation program for 2011 before the date of our 2011 annual meeting of stockholders, the Compensation Committee could not have considered the results of this advisory vote in establishing our executive compensation program for 2011. However, the Compensation Committee was aware of the results of the advisory vote at the time it assessed achievement of the performance goals established as part of our 2011 executive compensation program, which are described in more detail below.

Our policy for allocating between base cash compensation and incentive compensation for 2011 was to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize value for our company and our stockholders. For 2011, we provided (i) base cash compensation to meet competitive cash compensation norms and (ii) performance-based compensation in the form of compensation packages that included the potential for the executive to earn cash-based and stock-based awards to reward superior performance against annual strategic targets and long-term stock price appreciation. Our Compensation Committee believed that this compensation structure would appropriately focus our executives’ attention on both current-year performance targets, which are critical to achievement of our stated corporate objectives, and long-term stock price appreciation, and would also enable us to recruit and retain talented executives by ensuring that our annual base cash compensation would be competitive with other companies.

Executive Compensation Process

The compensation of our named executive officers, as well as our other executive officers, has been reviewed by our Compensation Committee at least annually for consistency with our compensation philosophy and objectives. Our management, including our CEO, has participated in this review by making its own recommendations as to the base cash compensation and performance-based compensation of our executive officers to the Compensation Committee. The Compensation Committee has considered the recommendations of management in assessing executive compensation, but from time to time it has also gathered and relied on other data and resources and from time to time has utilized the services of a compensation consultant in reviewing and determining executive compensation.

In reviewing executive compensation during 2011, the Compensation Committee and management considered the practices of companies of similar size, geographic location and market focus. For this purpose, management and the Compensation Committee utilized the 2011 Radford Global Life Sciences Survey, or the 2011 Radford Survey, which provided comprehensive baseline compensation data on positions at the executive, management and professional levels, including base cash compensation, total cash compensation, options and equity compensation, for 600 multinational life sciences companies. Our management and Compensation Committee also collected and analyzed other publicly available compensation data and subscription compensation survey data and used this information in determining executive compensation. While benchmarking may not always be appropriate as a standalone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this compensation information is an important part of our compensation-related decision-making process.

During 2011, the Compensation Committee also engaged a compensation consultant, Aon Consulting’s Radford Surveys + Consulting, or Radford, to assist the committee in assessing total compensation of our key executives. As part of its engagement, Radford assisted the Compensation Committee in updating the peer group of companies used by our Compensation Committee in assessing the competitiveness of the compensation of our key executives. The revised peer group selected by the Compensation Committee for purposes of evaluating compensation of the key executives consisted of twenty publicly traded companies in a similar industry space and with similar revenues and market capitalizations. Of the peer group companies, 26% were health management companies and 74% were diagnostics/medical equipment companies. Specifically, the peer group consisted of the following companies:

—	Beckman Coulter, Inc.

—	Becton Dickinson and Company

—	Bio-Rad Laboratories, Inc.

—	Catalyst Health Solutions, Inc.

—	C.R. Bard, Inc.

—	Edwards Lifesciences LLC

—	Gen-Probe Incorporated

—	Healthways, Inc.

—	Hologic, Inc.

—	Hospira, Inc.

—	IDEXX Laboratories, Inc.

—	Laboratory Corporation of America Holdings

—	Life Technologies Corporation

—	Lincare Holdings, Inc.

—	Myriad Genetics, Inc.

—	PerkinElmer, Inc.

—	RehabCare Group, Inc.

—	ResMed Inc.

—	St. Jude Medical, Inc.

—	Varian Medical Systems, Inc.

In connection with its engagement, Radford provided a detailed report, the Radford Report, which included summary observations and considerations regarding our compensation philosophy and methodology, as well as detailed competitive assessments of the cash and equity compensation of the key executives.

In 2011, we established a new annual process for awarding performance-based incentive compensation packages, known as the Annual Executive Incentive Compensation Process, or the Annual Incentive Process, under which a broad group of executives and managers worldwide, including our named executive officers other than the key executives, were eligible to participate in performance-based compensation packages pursuant to which they could earn stock-based awards and cash awards based on the achievement of stated performance conditions. The proposed awards, if earned, would have been granted in the first quarter of 2012. The applicable performance conditions covered a broad range of the Company’s business goals, including financial, strategic, operational and organizational criteria. Adoption of this process was not intended to preclude the Compensation Committee from making equity or other awards outside of this process in appropriate circumstances, and the process is expected to evolve year-to-year. In addition, the Compensation Committee expects to continue to make grants under our stockholder-approved stock option and incentive plans, or our Option Plans, outside of the Annual Incentive Process in connection with changes in responsibility, significant accomplishments, new hires and in other appropriate circumstances.

In determining each component of an executive’s compensation under our processes, numerous factors particular to the executive were considered, including:

—	The executive’s particular background, including prior relevant work experience;

—	The demand for individuals with the executive’s specific expertise and experience;

—	The executive’s role with us and the compensation paid to similar persons determined through benchmark studies, such as the Radford Report;

—	The executive’s performance and contribution to our achievement of corporate goals and objectives; and

—	Comparison to our other executives.

Elements of Compensation

For 2011, executive compensation consisted of the following elements:

Base Cash Compensation.    Base cash compensation was established based on the factors discussed above. Our general compensation philosophy for 2011, as described above, was to offer competitive base cash compensation plus performance-based incentive compensation packages. We sought to ensure that the base cash compensation of our executives would be competitive by targeting annual base cash compensation for a particular individual near the average of the range of annual cash compensation (base cash compensation plus annual non-equity incentive compensation) for executives in similar positions with similar responsibilities at comparable companies. Other elements of compensation, including past and present grants of stock-based awards, were also considered. The Compensation Committee believed that competitive base cash compensation was necessary to attract and retain a management team with the requisite skills to lead our company. In 2011, based on its analysis of our salary objectives, the various factors discussed above, and the 2011 Radford Survey, and considering the total compensation of our named executive officers, the annual base cash compensation paid to Mr. Teitel, Dr. Eylenbosch and Mr. Underwood was increased from $300,000, $486,567 and $439,600, respectively, to $375,000, $550,000, and $520,000, respectively. In approving the base cash compensation increases for each of these named executive officers, the Compensation Committee considered an analysis of total compensation for comparable executives as well as each individual’s background, expertise and experience, and individual performance and past contributions to our overall goals and objectives. While many of these factors are subjective measures, and are not based on any stated quantified objectives, they played an important role in the Compensation Committee’s decision-making process. These subjective factors were considered in the aggregate and, accordingly, no specific factor played a greater role in determining the base cash compensation increases. Dr. Leiter, who has served as a consultant to us for several years, was determined to be one of our executive officers in December 2011 and, for this reason, his annual base cash compensation was not reviewed by the Compensation Committee as part of its 2011 process. The Compensation Committee had not completed its review of the compensation of the key executives based on the results of the Radford Report and our general compensation strategy and objectives as described above as of the end of 2011 and did not adjust the base salary or other base cash compensation of the key executives during 2011.

Stock Options and Stock-based Awards.    For 2011, our Compensation Committee believed that the use of stock options and other stock-based awards would continue to offer the best approach to achieving our long-term compensation goals. Consistent with this belief, our Option Plans were established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders and with our long-term success. While our Option Plans allow our Compensation Committee to grant a number of different types of stock-based awards, we have relied exclusively on stock options to provide equity incentive compensation to our executive officers, other than one restricted stock grant made to Mr. Zwanziger in 2001. Stock options granted to our executive officers have historically had an exercise price equal to the fair market value of our common stock on the grant date, except for certain grants of options to our key executives in July 2008 and February 2010 that had exercise prices above the fair market value of our common stock on the grant date. Our stock options have typically vested 25% per annum based upon continued employment over a four-year period, and generally have had terms expiring ten years after the date of grant. Stock option grants to our executive officers have been made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. While our Compensation Committee expects to continue to grant stock options on an ad hoc basis as circumstances warrant (consistent with the granting policy described below), in the future we expect that stock option awards will primarily be granted to our named executive officers as part of the Annual Incentive Process. Proposals to grant stock options to our executive officers in 2011, including those made in connection with the Annual Incentive Process, were made by our CEO to the Compensation Committee. With respect to proposals for grants made to our executive officers in 2011, the Committee reviewed consultant reports, as discussed above, individual performance, the executive’s existing compensation and other retention considerations. The Compensation Committee considered the estimated Black-Scholes valuation of each proposed stock option grant in determining the number of options subject to each grant in 2011. Generally, 2011 stock option grants for each named executive officer were based on the factors discussed above and were intended to be valued near the average of the range of the value of long-term incentive awards for executives in similar positions with similar responsibilities at comparable companies, although other elements of compensation, including salary, were also considered.

Generally, stock option grants to executive officers have been made in conjunction with meetings of the Board of Directors. In 2011, grants were made in accordance with the Board’s previously adopted stock option granting policy, which includes the following elements:

—

Options to purchase shares of our common stock shall be granted effective as of the last calendar day of the following months: February, April, June, August, October and December (each such date, a “Grant Date”);

—

For each employee (or prospective employee) that is not (or, upon hire, will not be) subject to Section 16 of the Exchange Act, the CEO shall have the authority to grant, in his sole discretion, an option or options to purchase up to an aggregate of 5,000 shares of common stock (on an annual basis); provided, however, that the total number of shares of common stock underlying such option grants shall not exceed 150,000 per calendar year.

—

The Compensation Committee must approve all other stock option grants. Grants by the Compensation Committee must be approved only at a meeting of the Compensation Committee with and in consultation with the other independent directors and not by written consent.

—

Grants of options to existing employees, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant Date following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval).

—	Options approved for new hires, including those hired through acquisitions, shall be effective as of, and the grant date thereof shall for all purposes be deemed to be, the Grant

Date following the later of (i) the date of such approval or (ii) the date on which the new hire’s employment commences.

We have not adopted stock ownership guidelines for our executive officers.

For 2011, Mr. Teitel, Dr. Eylenbosch and Mr. Underwood participated in the Annual Incentive Process. Under the terms of the performance-based compensation packages developed for these executives, if performance conditions had been met during 2011, Mr. Teitel, Dr. Eylenbosch and Mr. Underwood would have been eligible to receive in 2012, subject to approval and grant by the Compensation Committee, stock options and cash awards with values based upon 10,000, 15,000 and 12,000 shares of our common stock, respectively. There were numerous performance conditions applicable to the proposed awards to these named executive officers, all of which had to be satisfied in order for the named executive officers to become eligible to receive any award. These performance conditions included an earnings per share target of $2.80 and an operating income increase of 15%, excluding acquisitions, among other goals. Neither of these two specific goals was met and as a result no stock options or cash awards were granted under the Annual Incentive Process based on 2011 performance. Because our stock price declined during 2011, the cash awards would have had no value even if all performance conditions had been met.

As of February 28, 2011, Dr. Eylenbosch was granted options to purchase 20,000 shares of our common stock at an exercise price of $38.64 per share in connection with her appointment as our Chief Commercial Officer. The Compensation Committee considered this grant an appropriate incentive for Dr. Eylenbosch in accepting this new role, which the Committee expected would constitute a global, strategic leadership role. In approving this grant, the Compensation Committee also considered an analysis of total compensation for comparable executives, the estimated Black-Scholes valuation of the stock option grant, as well as Dr. Eylenbosch’s background, expertise and experience, and individual performance and past contributions to our overall goals and objectives. While many of these factors are subjective measures, and are not based on any stated quantified objectives, they played an important role in the Compensation Committee’s decision-making process. These subjective factors were considered in the aggregate and, accordingly, no specific factor played a greater role in determining the grants.

As of August 31, 2011, Dr. Leiter was granted options to purchase 50,000 shares of our common stock at an exercise price of $24.97 per share in connection with assuming his role as Advisor to the CEO. The Compensation Committee considered an analysis of total compensation for comparable executives and consultants and determined that Dr. Leiter’s long-term incentive compensation remained below that of executives holding similar positions at comparable companies. In approving this grant, the Compensation Committee also considered the estimated Black-Scholes valuation of the proposed stock option grant, as well as Dr. Leiter’s background, expertise and experience, and individual performance and significant contributions to our overall goals and objectives. While many of these factors are subjective measures, and are not based on any stated quantified objectives, they played an important role in the Compensation Committee’s decision-making process. These subjective factors were considered in the aggregate and, accordingly, no specific factor played a greater role in determining the grants.

As of October 31, 2011, Mr. Teitel, Mr. Underwood and Dr. Eylenbosch were granted options to purchase 10,000, 10,000 and 20,000 shares of our common stock, respectively, at an exercise price of $26.06. With respect to these grants, the Compensation Committee considered each recipient’s cash compensation, prior equity grants, role in leading our company, expertise and experience, and his or her performance and contribution to our overall goals and objectives and, in particular, the likelihood that the corporate performance conditions applicable to the proposed awards under the 2011 Annual Incentive Process would not be achieved. While background, expertise and experience, and individual performance and contribution to our overall goals and objectives are all subjective measures, and are not based on any stated quantified objectives, they play an important role in the Compensation Committee’s decision-making process. These subjective factors were considered in the aggregate and, accordingly none of these subjective factors played a greater role in determining the grants.

Bonuses.    Cash bonuses and other non-equity incentive compensation have not historically been a regular or important element of our executive compensation strategy; instead, our Compensation Committee has focused on stock-based awards designed to reward long-term performance. While the Compensation Committee generally remains committed to this strategy, the Annual Incentive Process established during 2011 does provide for potential cash awards, vesting over two years, if performance targets are met during the target year. The primary purpose of the potential cash awards proposed under the Annual Incentive Process in 2011 was to permit the participating executives to realize the price appreciation of our common stock during 2011 (which we expected would result in a higher exercise price for any stock options granted during 2012 under the Annual Incentive Process). As explained above, 2011 performance targets applicable to the proposed cash awards were not met, and no cash awards were granted under the Annual Incentive Process based on 2011 performance.

On July 1, 2011, we paid Tom Underwood a bonus of $462,666 pursuant to a retention and severance agreement with Mr. Underwood dated November 18, 2009, as amended. Two identical bonuses were paid to Mr. Underwood under this agreement in November 2009 and November 2010. This agreement represented a restructuring of a change of control severance obligation under a 2007 agreement between Mr. Underwood and Matria Healthcare, Inc., a predecessor of Alere Health, LLC. The 2007 agreement predated our acquisition of Matria Healthcare and we viewed it as providing a potential disincentive to Mr. Underwood’s continued employment.

Other Compensation.    None of our named executive officers is entitled to receive any payment upon a change in control of our company or a termination of his or her employment with us. Dr. Eylenbosch’s consulting agreement may currently be terminated by her or by us with 180 days’ prior written notice. Beginning in August 2015, Dr. Eylenbosch’s consulting agreement may only be terminated with 360 days’ prior written notice. Dr. Leiter’s consulting agreement, as amended, may not be terminated prior to December 31, 2013. Our other named executive officers’ service with our company is at will. The named executive officers were not eligible to participate in, and did not have any accrued benefits under, any company-sponsored defined benefit pension plan in 2011. They were eligible to, and in some case did, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees. The terms of these defined contribution plans varied depending on the jurisdiction of employment of the executive. In addition, consistent with our compensation philosophy, the Compensation Committee maintained in 2011 generally the same benefits and perquisites for our executive officers as in prior years. The Compensation Committee believes that these benefits and perquisites provided to our executive officers in 2011 were lower than median competitive levels for comparable companies. Finally, all of our executives were eligible to participate in our other employee benefit plans, including, medical, dental, life and disability insurance.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1,000,000 to certain of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We have periodically reviewed the potential consequences of Section 162(m) and on occasion have sought to structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m). We believe that options granted in 2011 under our Option Plans generally qualify as performance-based compensation under Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with these exemptions when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the applicable officer’s performance.

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis beginning on page 32 of this proxy statement with management.

Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Carol R. Goldberg, Chairperson

Eli Y. Adashi, Member

Robert P. Khederian, Member

Compensation Committee Interlocks and Insider Participation

During 2011, the members of the Compensation Committee were Ms. Goldberg (Chairperson), Dr. Adashi and Mr. Khederian. No member of the Compensation Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director of ours or a member of our Compensation Committee.

Compensation of Executive Officers and Directors

Set forth below is information regarding the compensation of our named executive officers.

Summary Compensation Table.    The following table sets forth information regarding the named executive officers’ compensation for the fiscal years 2011, 2010 and 2009. For our named executive officers, the amount of salary and bonus represented between 36% and 100% of the named executive officers’ total compensation for 2011.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ron Zwanziger	2011	$900,000	—	—	$713	$900,713
Chairman, Chief	2010	$900,000	—	$3,745,000	$2,838	$4,647,838
Executive	2009	$900,000	$250,000	—	$713	$1,150,713
Officer and President

David Teitel	2011	$366,346	—	$102,200	$8,063	$476,609
Chief Financial Officer	2010	$300,000	—	—	$10,109	$310,109
	2009	$300,000	$100,000	$490,566	$8,063	$898,629

David Scott, Ph.D.(3)	2011	$546,028	—	—	—	$546,028
Chief Scientific Officer	2010	$543,767	—	$1,348,200	—	$1,891,967
	2009	$550,306	$125,000	—	—	$675,306

Jerry McAleer, Ph.D.(3)	2011	$523,740	—	—	—	$523,740
Senior Vice President,	2010	$504,926	—	$1,123,500	—	$1,628,426
Research & Development	2009	$510,998	$125,000	—	—	$635,998

Tom Underwood	2011	$510,723	$462,666	$102,200	$9,153	$1,084,742
Former Chief Executive Officer,	2010	$439,600	$462,666	$261,868	$10,092	$1,174,226
Alere Health, LLC	2009	$439,600	$587,666	$752,000	$7,569	$1,786,835

Hilde Eylenbosch, M.D.(4)(5)	2011	$559,676	—	$511,800	—	$1,071,476
President, Europe and Middle East

Josef Leiter, M.D.(4)(5)	2011	$347,935	—	$608,536	—	$956,471
Advisor to Chief Executive Officer

(1)	These amounts represent the aggregate grant date fair value of stock option awards made during 2011, 2010 and 2009, respectively, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718), excluding estimated forfeitures. See Note 14 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these amounts.

(2)	The amounts in this column include for 2011: (a) matching contributions we made to our defined contribution plans in the amounts of $7,350 on behalf of Mr. Teitel and $6,922 on behalf of Mr. Underwood; (b) life insurance premiums paid in the amounts of $713 on behalf of Mr. Zwanziger, Mr. Teitel and Mr. Underwood; and (c) imputed group term life insurance in the amount of $1,518 on behalf of Mr. Underwood.

(3)	Salary and other cash compensation for these named executive officers were paid in British pounds. British pounds were converted to U.S. dollars at assumed exchange rates of £1:$1.60349, £1:$1.54589 and £1:$1.56448 which were the average exchange rates for 2011, 2010 and 2009, respectively.

(4)	Dr. Eylenbosch and Dr. Leiter were not named executive officers in 2009 or 2010.

(5)	Amounts reported in the salary column for Dr. Eylenbosch and Dr. Leiter consisted of consulting fees, which were paid in Euros. Euros were converted to U.S. dollars at an assumed exchange rate of €1:$1.39174, which was the average exchange rate for 2011.

Grants of Plan-Based Awards.    The following table sets forth certain information with respect to options granted to the named executive officers in 2011.

Grants of Plan-Based Awards

	Grant Date(1)	Compensation Committee Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards Target (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)(4)	Exercise Or Base Price of Option Awards ($ /Sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
Name			Shares Underlying Award (#)(2)	Target ($)(2)
Ron Zwanziger	—	—				—	—	—
David Teitel	10/31/11	10/5/11				10,000	$26.06	$102,200
	2/3/11	2/3/11	10,000	(2)	10,000
Hilde Eylenbosch, M.D.	2/28/11	2/3/11				20,000	$38.64	$307,400
	10/31/11	10/5/11				20,000	$26.06	$204,400
	2/3/11	2/3/11	15,000	(2)	15,000
Josef Leiter, M.D.	8/31/11	7/28/11				50,000	$24.97	$608,536
Jerry McAleer, Ph.D.	—	—				—	—	—
David Scott, Ph.D.	—	—				—	—	—
Tom Underwood	10/31/11	10/5/11				10,000	$26.06	$102,200
	2/3/11	2/3/11	12,000	(2)	12,000

(1)	The grant dates of the options for the named executive officers are in accordance with our stock option granting policy, under which grants of options approved by the Compensation Committee for existing employees shall be effective as of the next “Grant Date” following the date of approval (except that any grants subject to stockholder approval shall be effective as of the date of stockholder approval). Under this policy, “Grant Date” means the last day of the following months: February, April, June, August, October and December.

(2)	Amounts in these columns represent eligibility under our Annual Incentive Process to receive awards of cash and options upon satisfaction of applicable performance conditions. Under the terms of these incentive compensation packages, the named executive officer would have been eligible to receive, subject to the satisfaction of applicable performance conditions and subject to approval and grant by the Compensation Committee, (i) a cash award equal to the appreciation in the price of our common stock during 2011 times the number of shares set forth in the table and (ii) an award of options to purchase the number of shares set forth in the table. The performance conditions were not satisfied, and accordingly no cash or option awards were made. Moreover, because our stock price declined during 2011, the cash award would have had no value even if all performance conditions had been met. For more information regarding our Annual Incentive Process, including the performance-based conditions, see “Compensation Discussion and Analysis” beginning on page 32.

(3)	All stock option awards were made under our 2010 Stock Option and Incentive Plan.

(4)

The terms of these options provide for vesting in four equal annual installments, commencing on the first anniversary of the date of grant and conditioned upon the recipient’s continued employment with the

Company on the applicable vesting date. The options will expire on the tenth anniversary of the grant date or, if earlier, three months after the recipient’s employment terminates.

(5)	The exercise price of the stock option awards to the named executive officers is equal to the closing price of the common stock on the applicable Grant Date.

(6)	These amounts represent the aggregate grant date fair value of stock option awards made during 2011, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 14 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, for a discussion of the relevant assumptions used in calculating these amounts.

Outstanding Equity Awards at Fiscal Year-End.    The following table sets forth certain information with respect to unexercised options held by the named executive officers at the end of 2011. No named executive officer held any stock awards at the end of 2011.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date(2)
Ron Zwanziger	5,065	—		$15.55	8-23-2012
	7,576	—		$21.78	12-31-2013
	300,000	—		$39.72	5-17-2017
	112,500	37,500		$61.49	7-23-2018
	62,500	187,500		$61.49	2-28-2020
David Teitel	10,000	—		$21.38	12-11-2013
	10,000	—		$24.25	12-17-2014
	5,000	—		$34.40	10-4-2016
	20,000	—		$38.10	12-15-2016
	20,000	—		$48.14	8-31-2017
	11,791	11,790		$35.58	6-30-2019
	5,000	5,000		$38.01	10-30-2019
	—	10,000		$26.06	10-31-2021
Hilde Eylenbosch, M.D.	2,500	—		$16.20	3-10-2013
	15,000	—		$24.25	12-17-2014
	36,000	—		$26.55	2-15-2016
	25,000	—		$48.14	8-31-2017
	15,000	5,000		$19.15	10-31-2018
	4,614	4,613		$35.58	6-30-2019
	—	20,000		$38.64	2-28-2021
	—	20,000		$26.06	10-31-2021
Josef Leiter, M.D.	—	50,000		$24.97	8-31-2021
Jerry McAleer, Ph.D.	1,805	—		$15.60	9-3-2012
	4,656	—		$21.78	12-31-2013
	125,000	—		$39.72	5-17-2017
	48,750	16,250		$61.49	7-23-2018
	18,750	56,250		$61.49	2-28-2020
David Scott, Ph.D.	2,284	—		$15.60	9-3-2012
	5,252	—		$21.78	12-31-2013
	150,000	—		$39.72	5-17-2017
	56,250	18,750		$61.49	7-23-2018
	22,500	67,500		$61.49	2-28-2020
Tom Underwood	18,750	6,250	(3)	$33.17	6-30-2018
	750	250		$18.91	12-31-2018
	6,000	6,000		$35.58	6-30-2019
	20,000	20,000		$35.60	8-31-2019
	6,250	18,750		$26.66	6-30-2020
	—	10,000		$26.06	10-31-2021

(1)	Unless otherwise noted, options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Unless otherwise noted, the expiration date of each option occurs ten years after the date of grant of such option.

(3)	Fifty percent of the stock option granted to Mr. Underwood on June 30, 2008 became exercisable on the second anniversary of the date of grant. An additional twenty-five percent of the stock option became exercisable on the third anniversary of the date of grant. The final twenty-five percent of the stock option would have become exercisable on the fourth anniversary of the date of grant, subject to Mr. Underwood’s continued employment with the Company. Mr. Underwood’s employment with the Company was terminated in January 2012 and, as a result, the final twenty-five percent of the stock option will not vest.

Option Exercises and Stock Vested.    The following table sets forth certain information with respect to options exercised by the named executive officers in fiscal year 2011. No named executive officer held any stock awards that vested during 2011.

Option Exercises and Stock Vested

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Ron Zwanziger	95,000	$1,154,100
David Teitel	—	—
Hilde Eylenbosch, M.D.	45,765	$634,318
Josef Leiter, M.D.	—	—
Jerry McAleer, Ph.D.	335,119	$2,623,526
David Scott, Ph.D.	223,691	$2,690,380
Tom Underwood	—	—

(1)	Represents the difference between the aggregate exercise price and the aggregate fair market value of the common stock on the dates of exercise.

Non-qualified Deferred Compensation Plans.    During 2011, our named executive officers did not participate in any non-qualified defined contribution or other non-qualified deferred compensation plans.

Pension Benefits.    During 2011, our named executive officers did not participate in any plan that provides for specified retirement benefits, or payments and benefits that will be provided primarily following retirement, other than defined contribution plans, such as our 401(k) savings plan.

Employment Agreement and Potential Payments upon Termination or Change-in-Control.    On November 18, 2009, we entered into a retention and severance agreement with Tom Underwood in order to restructure change of control severance obligations existing under a 2007 agreement between Mr. Underwood and Matria Healthcare, Inc., a predecessor to Alere Health, LLC. On December 30, 2010, we entered into a letter agreement with Mr. Underwood amending a portion of the 2009 agreement. Pursuant to Mr. Underwood’s retention and severance agreement, he was paid “stay bonuses” in the amount of $462,666 in each of 2009, 2010 and 2011. Under the agreement, Mr. Underwood may not compete with us within the United States for a period of two years after the termination of his employment with us. As part of the 2009 agreement, Mr. Underwood also entered into our standard non-solicitation agreement.

Dr. Leiter and Dr. Eylenbosch, as consultants, each have a consulting agreement with us. Dr. Eylenbosch’s consulting agreement may currently be terminated by her or by us with 180 days’ prior written notice. Beginning in August 2015, Dr. Eylenbosch’s consulting agreement may only be terminated with 360 days’ prior written notice. Dr. Leiter’s consulting agreement, as amended, may not be terminated prior to December 31, 2013. Our remaining named executive officers are employees-at-will and do not otherwise have employment or severance contracts with us. Other than provisions in our Option Plans that provide for all stock options to automatically become fully exercisable and any stock awards to become vested and non-forfeitable in the event of a “change of control” as defined in the plans, there are no other contracts, agreements, plans or arrangements that provide for payments to our named executive officers at, following, or in connection with any termination of employment, change in control of the Company or a change in a named executive officer’s responsibilities. All of the outstanding stock options held by our named executive officers reported above under “Outstanding Equity Awards at Fiscal Year-End” were issued under our Option Plans and are subject to accelerated exercisability upon a change of control. The table below sets forth the value attributable to such an acceleration of exercisability.

Name	Value Attributable to Acceleration of Exercisability of Stock Options upon a Change of Control(1)
Ron Zwanziger	$—
David Teitel	$—
Hilde Eylenbosch, M.D.	$19,700
Josef Leiter, M.D.	$—
Jerry McAleer, Ph.D.	$—
David Scott, Ph.D.	$—
Tom Underwood	$1,405

(1)	Assumes the occurrence of a change of control of the Company on December 31, 2011. The value attributable to the acceleration of stock options equals the difference between the applicable option exercise prices and the closing sale price of our common stock as reported by the New York Stock Exchange on December 30, 2011, which was $23.09, multiplied by the number of shares underlying the options.

Risk Related to Compensation Policies

Our compensation policies and practices for our employees, including our executive compensation program described in our Compensation Discussion and Analysis, aim to provide a risk-balanced compensation package which is competitive in our market sectors and relevant to the individual executive. In 2011, the Compensation Committee established an annual process pursuant to which we expect to continue to award to certain executives and managers, upon satisfaction of applicable performance conditions and subject to future approval and grant by the Compensation Committee, option and cash awards. Because both the option and cash awards contemplated under this process would vest over several years, we believe that the process discourages short-term risk taking and to align the interest of our executives and managers with those of our stockholders. We do not believe that risks arising from these practices, or our compensation policies and practices considered as a whole, are reasonably likely to have a material adverse effect on us.

Compensation of Directors

The following table sets forth information regarding the compensation of our directors for 2011.

Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)(2)	Total ($)(3)
Eli Adashi, M.D.	$78,000	$78,000
Carol R. Goldberg	$86,000	$86,000
Robert P. Khederian	$90,000	$90,000
John F. Levy	$29,000	$29,000
John A. Quelch, D.B.A.	$45,000	$45,000
James Roosevelt, Jr.	$5,000	$5,000
Peter Townsend	$82,000	$82,000

(1)	Ron Zwanziger, Jerry McAleer and David Scott are not included in this table as they are employees of the Company and receive no compensation for their services as directors. The compensation received by Mr. Zwanziger, Dr. McAleer and Dr. Scott as employees of the Company is shown in the Summary Compensation Table above.

(2)	Dr. Adashi received cash payments of $19,500 each in April 2011, July 2011 and October 2011 and earned fees of $19,500 as of December 31, 2011, which amount was paid in January 2012. Ms. Goldberg received cash payments of $21,500 each in April 2011, July 2011 and October 2011 and earned fees of $21,500 as of December 31, 2011, which amount was paid in January 2012. Mr. Khederian received cash payments of $22,500 each in April 2011, July 2011 and October 2011 and earned fees of $22,500 as of December 31, 2011, which amount was paid in January 2012. Mr. Levy received cash payments of $7,250 each in April 2011, July 2011 and October 2011 and earned fees of $7,250 as of December 31, 2011, which amount was paid in January 2012. Mr. Quelch received cash payments of $11,250 each in April 2011, July 2011 and October 2011 and earned fees of $11,250 as of December 31, 2011, which amount was paid in January 2012. Mr. Roosevelt received cash payments of $1,250 each in April 2011, July 2011 and October 2011 and earned fees of $1,250 as of December 31, 2011, which amount was paid in January 2012. Mr. Townsend received cash payments of $20,500 each in April 2011, July 2011 and October 2011 and earned fees of $20,500 as of December 31, 2011, which amount was paid in January 2012. The cash compensation paid to directors is described in more detail below.

(3)	As of December 31, 2011, each director had the following number of options outstanding: Eli Adashi: 41,515; Carol R. Goldberg: 74,868; Robert P. Khederian: 59,999; John F. Levy: 101,006; John A. Quelch: 115,540; James Roosevelt, Jr.: 57,156; Peter Townsend: 49,868.

After reviewing the analysis of non-employee director compensation conducted by Radford in May 2010, the Compensation Committee determined that the non-employee directors of the Company should receive cash compensation of $70,000 annually, plus additional cash compensation for committee service as described in the table below, payable quarterly in arrears beginning with the third calendar quarter of 2010 and subject to their continued service on the Board and any applicable committees. Each director was afforded a one-time right to receive, in lieu of all or part of her or his cash compensation for the period October 31, 2010 through June 30, 2013, stock options of equal value calculated as described below.

Committee Chair (Total Additional Cash Compensation)
—Audit	$24,000
—Compensation	$16,000
—Nominating and Corporate Governance	$10,000

Committee Members other than Chair (Total Additional Cash Compensation)
—Audit	$12,000
—Compensation	$8,000
—Nominating and Corporate Governance	$5,000

In addition to the cash compensation described above, on October 31, 2010, each of the non-employee directors received stock options to purchase a number of shares of our common stock calculated using a Black-Scholes model based on (i) an assumed aggregate value on the grant date equal to the sum of (a) $400,000, or $150,000 annually for the period October 31, 2010 through June 30, 2013, and (b) the total amount of any cash compensation foregone for that period at the election of the director, as described above, (ii) $29.55 per share, the closing price of our common stock on the New York Stock Exchange on the most recent trading day before the grant date and (iii) management estimates of other Black-Scholes variables, including estimated life and volatility. These options vest in three equal annual installments, beginning June 30, 2011.

Employee directors do not receive compensation for their services as directors.

Equity Compensation Plan Information

The following table furnishes information with respect to compensation plans under which our equity securities are authorized for issuance as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	7,975,450	$36.77	2,587,825	(3)
Equity compensation plans not approved by security holders	35,000 (4)	$35.60	—
Total	8,010,450	$36.76	2,587,825	(3)

(1)	This table excludes an aggregate of 1,435,481 shares issuable upon exercise of outstanding options assumed by the Company in connection with various acquisition transactions. The weighted average exercise price of the excluded acquired options is $37.24.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2011, 1,129,555 shares under the 2010 Stock Option and Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, performance share awards or other equity-based awards.

(3)	Includes 1,458,270 shares issuable under the Company’s 2001 Employee Stock Purchase Plan.

(4)	Represents shares issuable upon exercise of outstanding options issued as inducement grants in connection with our acquisition of Concateno, plc. These options have terms which are substantially the same as options granted under our 2001 Stock Option and Incentive Plan.

2011 Audit Committee Report

We, the Audit Committee, oversee the Company’s accounting and financial reporting processes and assist the Board in its oversight of the qualifications, independence and performance of the Company’s independent registered public accounting firm. In fulfilling our oversight responsibilities, we discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, or PwC, the overall scope and plans for its audit. Upon completion of the audit, we discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We also reviewed and discussed the audited, consolidated financial statements with management. We discussed with management certain significant accounting principles, the reasonableness of significant judgments and the clarity of disclosures in those financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC the auditor’s independence from management and the Company. We determined that the services provided by PwC during fiscal year 2011 are compatible with maintaining such auditor’s independence.

In reliance on the reviews and discussions referred to above, we recommended to the Board that the audited, consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John F. Levy, Chairperson

Peter Townsend, Member

Robert P. Khederian, Member

Independent Registered Public Accounting Firm

Our Audit Committee engaged PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Our Audit Committee has also engaged PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

We expect representatives of PwC to be present at our 2012 annual meeting of stockholders, that they will have the opportunity to make a statement at such meeting if they so desire, and that they will be available to respond to appropriate questions from stockholders.

Audit Fees

Aggregate audit fees billed by PwC for 2011 were $3,973,309. Audit fees include fees billed for professional services rendered in connection with PwC’s integrated audit of our consolidated annual financial statements and internal control over financial reporting and review of our quarterly financial statements, and audit services normally provided by the principal independent registered public accounting firm in connection with other statutory or regulatory filings. Aggregate audit fees billed by PwC for 2010 were $3,263,158.

Audit-related Fees

Aggregate audit-related fees billed in 2011 and 2010 by PwC were $40,000 and $309,909, respectively. Audit-related fees consist primarily of fees billed for professional services rendered by the firm for accounting consultations and services related to business acquisitions and financings.

Tax Fees

Aggregate tax fees billed in 2011 for tax-related services performed by PwC were $1,609,528. Aggregate tax fees billed in 2010 for tax-related services performed by PwC were $981,821. Tax fees include fees billed for professional services rendered by PwC for tax compliance, tax advice and tax planning.

All Other Fees

No other fees were billed by PwC for 2011 or 2010.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm other than permitted non-audit services estimated in good faith by the independent registered public accounting firm and management to entail fees payable of $25,000 or less on a project-by-project basis and which would also qualify for exemption from the pre-approval requirements of the Securities Exchange Act of 1934, as amended. No services were provided for 2011 or 2010 in reliance on this exemption. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present any services so pre-approved to the full Audit Committee at its next meeting

Certain Relationships and Related Transactions, and Director Independence

Director Independence

The Board of Directors has determined that the following directors are independent under the rules of the New York Stock Exchange: Dr. Adashi, Ms. Goldberg, Mr. Khederian, Mr. Levy, Dr. Quelch, Mr. Roosevelt and Mr. Townsend. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the New York Stock Exchange’s listing standards for such committees.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the Audit Committee, which is composed solely of independent directors, conduct an appropriate review of, and be responsible for the oversight of, all related party transactions on an ongoing basis. We do not have written policies or procedures governing the Audit Committee’s review of related party transactions but rely on the Audit Committee’s exercise of business judgment in reviewing such transactions.

Investments by the Zwanziger Family Trust

In November 2008, the Zwanziger Family Trust, a trust established for the benefit of the children of Ron Zwanziger, our Chairman, Chief Executive Officer and President, and the trustee of which is Mr. Zwanziger’s sister, purchased certain of our securities from third parties in market transactions. The purchase consisted of approximately $1.0 million of each of the following securities: our common stock, our Series B preferred stock, our 3% senior subordinated convertible notes, interests ($1.0 million face amount) in our first lien credit agreement and interests ($1.0 million face amount) in our second lien credit agreement. On June 30, 2011, we entered into a new credit facility and repaid in full all of our indebtedness arising under the first lien credit agreement and the second lien credit agreement, including all amounts owed to the Zwanziger Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our officers and directors and persons who beneficially own more than 10% of our outstanding shares of common stock or Series B preferred stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by applicable regulations to furnish us with copies of all reports filed pursuant to Section 16(a).

To our knowledge, based solely on a review of the copies of such reports received by us and certain written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2011, all of our officers, directors and 10% beneficial owners complied with the requirements of Section 16(a), except that Manning & Napier Advisors, Inc., which reported beneficial ownership of more than 10% of our outstanding shares of common stock in a Schedule 13G filed with the SEC on July 7, 2011, did not timely file a Form 3.

Stockholder Proposals

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2013 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than                 , 2013 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2013 annual meeting.

Stockholder proposals intended to be presented at our 2013 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on                 , 2013, nor earlier than                 , 2013, together with all supporting documentation and information required by our bylaws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Our Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. In order to have a director candidate considered by the Nominating and Corporate Governance Committee, the recommendation must be submitted to the Company Secretary at the address set forth on the

first page of this proxy statement no later than the close of business on                 , 2013, nor earlier than                 , 2013 and must include: the name and address of record of the stockholder; a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder of our securities, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the stockholder and the proposed director candidate; the consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission. At present, the Board has not established any specific minimum qualifications or other criteria for Board membership.

Other Information

A copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, for the year ended December 31, 2011 shall be provided without charge to each person solicited hereby upon the written request made to:

Alere Inc.

Investor Relations Department

51 Sawyer Road

Suite 200

Waltham, MA 02453-3448

Attn: Doug Guarino

In addition, copies of any exhibits to the Annual Report on Form 10-K will be provided for a nominal charge to stockholders who make a written request to us at the above address.

The Board is aware of no other matters, except for those incident to the conduct of the annual meeting, that are to be presented to stockholders for formal action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board

Ron Zwanziger

Chairperson, Chief Executive Officer and

President

                , 2012

Appendix A

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

FOURTH AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ALERE INC.

PURSUANT TO SECTION 242

OF THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

Alere Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on November 19, 2001, as amended, and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the stockholders in accordance with the provisions of Section 242 of the DGCL. The amendment is as follows:

RESOLVED:    That Sections 3, 4 and 5 of Article VI of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read as follows:

3. Number of Directors; Term of Office.    The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. Commencing at the annual meeting of stockholders that is held in calendar year 2013 (the “2013 Annual Meeting”), the Directors of the Corporation shall be elected annually for terms expiring at the next annual meeting of stockholders (or special meeting in lieu thereof), except that any director in office at the 2013 Annual Meeting whose term expires at the annual meeting of stockholders (or special meeting in lieu thereof) in calendar year 2014 or calendar year 2015 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected. Notwithstanding the foregoing, all Directors elected shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

4. Vacancies.    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders (or special meeting in lieu thereof) and until such Director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal.    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors, to fill vacancies in the Board of Directors relating thereto, and to remove any Director whom the

A-1

holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) or the entire Board of Directors may be removed from office, with or without cause, only by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of Directors, except that Continuing Classified Directors may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Continuing Classified Director be removed from office, written notice of such proposed removal and the alleged grounds therefor shall be sent to the Continuing Classified Director whose removal will be considered at the meeting.

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amendment to the Amended and Restated Certificate of Incorporation to be executed on its behalf by its [                ], [                ], as of this [     ] day of [                ], 2012.

Alere Inc.

By:

Name:

Title:

A-2

Appendix B

EXPLANATORY NOTE:    This Appendix A contains a copy of the Alere Inc. 2010 Stock Option and Incentive Plan, as proposed to be amended, as described in the proxy statement to which this Appendix B is attached.

ALERE INC.

2010 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.     GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Alere Inc. 2010 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors and other key persons (including consultants) of Alere Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Change of Control” is defined in Section 18.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means Awards granted pursuant to Section 12.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means the closing price for the Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Stock was traded, unless determined otherwise by the Administrator using such methods or procedures as it may establish.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Outside Director” means a current member of the Board who is: (i) not a current employee of the Company, (ii) not a former employee of the Company who receives compensation from the Company for prior services (other than benefits under a qualified retirement plan) during the taxable year, (iii) has not been an officer of the Company, and (iv) does not receive remuneration from the Company, either directly or indirectly in exchange for goods or services, in any capacity other than as a director, all as set out in detail in Treasury Regulation 1.162-27(e)(3).

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: (i) earnings before interest, taxes, depreciation and amortization; (ii) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (iii) changes in the market price of the Stock; (iv) cash flow; (v) funds from operations or similar measure; (vi) sales or revenue; (vii) acquisitions or strategic transactions; (viii) operating income (loss); (ix) return on capital, assets, equity, or investment; (x) total stockholder returns or total returns to stockholders; (xi) gross or net profit levels; (xii) productivity; (xiii) expense; (xiv) margins; (xv) operating efficiency; (xvi) customer satisfaction; (xvii) working capital; (xviii) earnings per share of Stock; or (xix) lease up performance, net operating income performance or yield on development or redevelopment communities, any of which under the preceding clauses (i) through (xix) may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units, or Performance Share Award. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Performance Share Award” means Awards granted pursuant to Section 10.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Restricted Stock Units” means Awards granted pursuant to Section 8.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company owns at least a 50% interest or controls, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION	2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)  Committee.    The Plan shall be administered by either the Board or a committee of not less than two Independent Directors (in either case, the “Administrator”), as determined by the Board from time to time; provided that, (i) for purposes of Awards to Directors or Section 16 officers of the Company, the Administrator shall be deemed to include only Directors who are Independent Directors and no director who is not an Independent Director shall be entitled to vote or take action in connection with any such proposed Award and (ii) for purposes of Performance Based Awards, the Administrator shall be a committee of the Board composed of two or more Outside Directors.

(b)  Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)  to select the individuals to whom Awards may from time to time be granted;

(ii)  to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights or any combination of the foregoing, granted to any one or more grantees;

(iii)  to determine the number of shares of Stock to be covered by any Award;

(iv)  to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan and Section 2(b)(v) below, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards; except that repricing of Stock Options shall not be permitted without shareholder approval and further provided that, other than by reason of, or in connection with, any death, disability, retirement, employment termination (without cause), or Change of Control, the Administrator shall not accelerate or waive any restriction period applicable to any outstanding Restricted Stock Award or any Restricted Stock Unit beyond the minimum restriction periods set forth in Section 7 and Section 8, respectively, nor shall the Administrator accelerate or amend the aggregate period over which any Performance Share Award is measured to less than one (1) year;

(v)  to accelerate at any time the exercisability or vesting of all or any portion of any Award consistent with Section 2(b)(iv) and further provided that, other than by reason of, or in connection with, any death, disability, retirement, employment termination (without cause), or Change of Control, the Administrator shall not accelerate the exercisability or vesting of unvested Stock Options or Stock Appreciation Rights which in the aggregate, when combined with the aggregate number of shares of Stock issued pursuant to Section 9, exceed ten percent (10%) of the maximum number of shares of stock reserved and available for issuance under the Plan pursuant to Section 3(a), as amended;

(vi)  subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii)  to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals;

(viii)  at any time to adopt, alter and repeal such rules, guidelines and practices for administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration and operation of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan; and

(ix)  to make any adjustments or modifications to Awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants, to fulfill the purposes of the Plan and/or to comply with applicable laws.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)  Delegation of Authority to Grant Awards.    The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards at Fair Market Value, to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)  Indemnification.    Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3.     STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)  Stock Issuable.     The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 5,153,663 shares, subject to adjustment as provided in Section 3(b) (the “Pool”). For purposes of this limitation, in respect of any shares of Stock under any Award which shares are forfeited, canceled, satisfied without the issuance of Stock, otherwise terminated, or, for shares of Stock issued pursuant to any unvested full value Award, reacquired by the Company at not more than the grantee’s purchase price (other than by exercise) (“Unissued Shares”), the number of shares of Stock that were removed from the Pool for such Unissued Shares shall be added back to the Pool. Notwithstanding the foregoing, upon the exercise of any Award to the extent that the Award is exercised through tendering previously owned shares or through withholding shares that would otherwise be awarded and to the extent shares are withheld for tax withholding purposes, the Pool shall be reduced by the gross number of shares of Stock being exercised without giving effect to the number of shares tendered or withheld. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, (i) Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period and (ii) each share subject to a full value award settled in stock—other than an Award that is a stock option or other award that requires the grantee to purchase shares for their fair market value at the time of grant—will reduce the number of shares in the Pool available for grant by three (3). The shares available for issuance from the Pool may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury.

(b)  Changes in Stock.    Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee, (iii) the maximum number of shares that may be granted under a Performance-Based Award, (iv) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (v) the repurchase price per share subject to each outstanding Restricted Stock Award, and (vi) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options or Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c)  Mergers and Other Transactions.    In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Option and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d)  Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.    ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Independent Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.    STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

No Incentive Stock Option shall be granted under the Plan after July 14, 2020.

(a)  Stock Options.    Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(i)  Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii)  Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

(iii)  Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. Subject to Section 2(b)(v), the Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)  Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A)  In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B)  Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(C)  By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(D)  With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

(E)  Any other method permitted by the Administrator.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v)  Annual Limit on Incentive Stock Options.    To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b)  Non-transferability of Options.    No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

(c)  Form of Settlement.    Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan.

SECTION 6.    STOCK APPRECIATION RIGHTS

(a)  Nature of Stock Appreciation Rights.    A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value on the date of exercise calculated as follows: (i) the grant date exercise price of a share of Stock is (ii) subtracted from the Fair Market Value of the Stock on the date of exercise and (iii) the difference is multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

For example, if the grant date exercise price is $10.00 and the Fair Market Value on the date of exercise is $20.00, the difference is $10.00. If the grantee is exercising the Stock Appreciation Right as to 100 shares of Stock, he or she will receive shares with a value on the exercise date of $1,000.00 ($20.00 – $10.00 = $10.00. $10.00 x 100 = $1,000.00.) The grantee will receive 50 shares of stock. ($1,000.00 ÷ $20.00 = 50 shares.)

(b)  Exercise Price of Stock Appreciation Rights.    The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c)  Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)  Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7.    RESTRICTED STOCK AWARDS

(a)  Nature of Restricted Stock Awards.    A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b)  Rights as a Stockholder.    Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

(c)  Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price, from the grantee or the grantee’s legal representative.

(d)  Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company’s right of repurchase as provided in Section 7(c) above.

(e)  Restriction Period.    Restricted Stock subject to vesting upon the attainment of performance goals or objectives shall vest after the attainment of the stated performance goals or objectives but only after a restricted period of at least one (1) year. All other Restricted Stock shall vest after a restriction period of not less than three (3) years; provided, however, that any Restricted Stock with a time-based restriction may become vested incrementally over such three-year period.

(f)  Waiver, Deferral and Reinvestment of Dividends.    The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8.     RESTRICTED STOCK UNITS

(a)  Nature of Restricted Stock Units.    A Restricted Stock Unit is a bookkeeping entry representing the equivalent of one share of Stock for each Restricted Stock Unit awarded to a grantee and represents an unfunded and unsecured obligation of the Company. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction only (without any prior performance condition to the grant or vesting thereof), the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period. At the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. To the extent that an award of Restricted Stock Units is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

(b)  Election to Receive Restricted Stock Units in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award.

(c)  Rights as a Stockholder.    A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine.

(d)  Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.    UNRESTRICTED STOCK AWARDS

(a)  Grant or Sale of Unrestricted Stock.    The Administrator may, in its sole discretion, grant (or sell at a purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee, pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant. The aggregate number of shares of Stock issuable pursuant to this Section 9, when combined with the number of shares of underlying unvested Stock Options accelerated pursuant to Section 2(b)(v) other than by reason of, or in connection with, any death, disability, retirement, employment termination, or Change of Control, is limited to ten percent (10%) of the maximum number of shares of Stock reserved and available for issuance under the Plan pursuant to Section 3(a), as amended.

(b)  Elections to Receive Unrestricted Stock in Lieu of Compensation.    Upon the request of a grantee and with the consent of the Administrator, each grantee may, pursuant to an advance written election delivered to the Company no later than the date specified by the Administrator, receive a portion of the cash compensation otherwise due to such grantee in the form of shares of Unrestricted Stock (valued at Fair Market Value on the date or dates the cash compensation would otherwise be paid) either currently or on a deferred basis.

(c)  Restrictions on Transfers.    The right to receive shares of Unrestricted Stock on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

SECTION 10.    PERFORMANCE SHARE AWARDS

(a)  Nature of Performance Share Awards.    A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals, the periods during which performance is to be measured (which in the aggregate shall not be less than one (1) year), and all other limitations and conditions.

(b)  Restrictions of Transfer.    Performance Share Awards, and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(c)  Rights as a Stockholder.    A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

(d)  Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 16 below, in writing after the Award agreement is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 11.    PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a)  Performance-Based Awards.    A Performance-Based Award means any Restricted Stock Award, Restricted Stock Units, or Performance Share Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and any regulations appurtenant thereto. Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units or Performance Share Awards payable upon the attainment of Performance Goals that are established by the Administrator and related to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b)  Grant of Performance-Based Awards.    With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c)  Payment of Performance-Based Awards.    Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d)  Maximum Award Payable.    The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 200,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof).

SECTION 12.    DIVIDEND EQUIVALENT RIGHTS

(a)  Dividend Equivalent Rights.    A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would be paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant, as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b)  Interest Equivalents.    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

SECTION 13.    TAX WITHHOLDING

(a)  Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes taxable, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and is conditioned on tax obligations being satisfied by the grantee.

(b)  Payment in Stock.    If provided in the instrument evidencing an Award, the Company may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) allowing a grantee to transfer to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14.    SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated or postponed except to the extent permitted by Section 409A.

SECTION 15.    TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)  a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b)  an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16.    AMENDMENTS AND TERMINATION

Subject to requirements of law or any stock exchange or similar rules which would require a vote of the Company’s shareholders, the Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. If and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, if and to the extent intended to so qualify, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 17.    STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18.    CHANGE OF CONTROL PROVISIONS

Upon the occurrence of a Change of Control as defined in this Section 18:

(a)  Each outstanding Stock Option shall automatically become fully exercisable.

(b)  Except as otherwise provided in the applicable Award Agreement, conditions and restrictions on each outstanding Restricted Stock Award, Restricted Stock Unit and Performance Share Award will be removed.

(c)  “Change of Control” shall mean the occurrence of any one of the following events:

(i)  any “Person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing in excess of 50% of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) or (B) the then outstanding shares of Stock of the Company (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii)  persons who, as of the Effective Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer,

proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)  the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 80% of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

(iv)  the approval by the stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person in excess of 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns in excess of 50% of the combined voting power of all then outstanding Voting Securities, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 19.    GENERAL PROVISIONS

(a)  No Distribution; Compliance with Legal Requirements.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements, whether located in the United States or a foreign jurisdiction, have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

No Award under the Plan shall be a nonqualified deferred compensation plan, as defined in Code Section 409A, unless such Award meets in form and in operation the requirements of Code Section 409A(a)(2),(3), and (4).

(b)  Delivery of Stock Certificates.    Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company.

(c)  Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d)  Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such company’s insider trading policy, as in effect from time to time.

(e)  Forfeiture of Awards under Sarbanes-Oxley Act.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then, to the extent required by law, any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

(f)  Loans to Grantees.    The Company shall have the authority to make loans to grantees of Awards hereunder (including to facilitate the purchase of shares) and shall further have the authority to issue shares for promissory notes hereunder.

(g)  Designation of Beneficiary.    At the discretion of the Administrator the instrument evidencing an Award may permit the grantee to designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 20.    EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the shares of Stock of the Company present or represented and entitled to vote at a meeting of stockholders at which a quorum is present or by written consent of the stockholders. Subject to such approval by the stockholders, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board.

SECTION 21.     GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 11, 2012.

Vote by Internet • Go to www.envisionreports.com/ALR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 6.
1. Election of Class II Directors to serve until the 2015 annual meeting of stockholders:

+
.		For	Withhold				For	Withhold		For	Withhold
	01 - Carol R. Goldberg	☐	☐	02 - James Roosevelt, Jr.			☐	☐	03 - Ron Zwanziger	☐	☐

				For	Against	Abstain				For	Against	Abstain
2.	Approval of an amendment to Alere Inc.’s Amended and Restated Certificate of Incorporation, as amended, to declassify the Board of Directors.			☐	☐	☐	3. Approval of an increase to the number of shares of common stock available for issuance under the Alere Inc. 2010 Stock Option and Incentive Plan by 2,000,000, from 3,153,663 to 5,153,663.			☐	☐	☐
4.

Approval of the granting of options under our 2010 Stock Option and Incentive Plan to certain executive officers; provided that, even if this proposal is approved by our stockholders, we do not intend to implement this proposal unless Proposal 3 is also approved;

				☐	☐	☐	5. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.			☐	☐	☐
6.	Approval, by non-binding vote, of executive compensation.			☐	☐	☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as names appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — Alere Inc.

51 SAWYER ROAD, SUITE 200

WALTHAM, MASSACHUSETTS 02453

Proxy For Annual Meeting of Stockholders To Be Held on July 11, 2012

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints RON ZWANZIGER and ELLEN V. CHINIARA, and each of them acting singly, proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote all shares of the voting stock of Alere Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alere Inc. to be held on July 11, 2012 at 12:30 P.M. at the Company’s Corporate Headquarters, 51 Sawyer Road, Suite 200, Waltham, MA 02453, or any adjournment or postponement thereof, upon the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE; IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE.

(Continued and to be voted on reverse side.)